Loan and Security Agreement

by and among

ENGLOBAL CORPORATION,
ENGLOBAL U.S., INC.
and
ENGLOBAL GOVERNMENT SERVICES, INC.,
as the “Borrowers”

ENGLOBAL INTERNATIONAL, INC.
and
ENGLOBAL EMERGING MARKETS, INC.,
as the “Subsidiary Guarantors”

and

REGIONS BANK
as the “Lender”

September 16,  2014

i

(continued)

Page

	5.4	Litigation	38
	5.5	Agreements, Etc	39
	5.6	Authorizations	39
	5.7	Title	39
	5.8	Collateral	39
	5.9	Jurisdiction of Organization; Location	40
	5.10	Taxes	40
	5.11	Labor Law Matters	40
	5.12	Accounts	41
	5.13	Judgment Liens	41
	5.14	Organization Structure	41
	5.15	Deposit Accounts	42
	5.16	Environmental	42
	5.17	ERISA	42
	5.18	Investment Company Act	43
	5.19	Insider	44
	5.20	Sanctioned Persons; Sanctioned Countries	44
	5.21	Compliance with Covenants; No Default	44
	5.22	Full Disclosure	44
	5.23	Collateral Disclosure Certificates	44
	5.24	[Intentionally Omitted]	44
	5.25	Brokers	44
	5.26	Inactive Subsidiaries	44

6.	AFFIRMATIVE COVENANTS		45

	6.1	Use of Loan Proceeds	45
	6.2	Maintenance of Business and Properties	45
	6.3	Insurance	45
	6.4	Certain Notices	46
	6.5	Inspections of Books and Records and Field Examinations; Appraisals; Physical Inventories	46
	6.6	Financial Information	47
	6.7	Maintenance of Existence and Rights	49
	6.8	Payment of Taxes, Etc	49
	6.9	Subordination	49
	6.10	Compliance; Hazardous Materials	50
	6.11	Further Assurances	50
	6.12	[Intentionally Omitted]	50
	6.13	[Intentionally Omitted]	50
	6.14	Covenants Regarding Collateral	50

(continued)

Page

7.	NEGATIVE COVENANTS		51

	7.1	Debt	51
	7.2	Liens	52
	7.3	Restricted Payments; Prepayments; Payments on Subordinated Debt	53
	7.4	Loans and Other Investments	54
	7.5	Change in Business; Activities Covered by Insurance	54
	7.6	Accounts	54
	7.7	Transactions with Affiliates	55
	7.8	No Change in Name, Offices, or Jurisdiction of Organization; Trade Names; Removal of Collateral	55
	7.9	No Sale, Leaseback	55
	7.10	Margin Stock	55
	7.11	Tangible Collateral	56
	7.12	Subsidiaries	56
	7.13	Liquidation, Mergers, Consolidations, and Dispositions of Assets; Good Standing	56
	7.14	Change of Fiscal Year or Accounting Methods	56
	7.15	Deposit Account; Exclusive Control	57
	7.16	Material Agreements	57
	7.17	Disqualified Equity Interest	57
	7.18	Negative Pledge	57
	7.19	Trading with Enemy Act	57
	7.20	Inactive Subsidiaries	57

8.	FINANCIAL COVENANTS		58

	8.1	Definitions	58
	8.2	Financial Covenants	58

9.	DEFAULT		59

	9.1	Events of Default	59
	9.2	Remedies	61
	9.3	Receiver	63
	9.4	Deposits; Insurance	63
	9.5	Set Off	63

10.	MISCELLANEOUS		63

	10.1	No Waiver; Remedies Cumulative	63
	10.2	Survival of Representations	63
	10.3	Indemnity By Borrower; Expenses	63
	10.4	Notices	65

(continued)

Page

10.5	Governing Law	65
10.6	Successors and Assigns	66
10.7	Counterparts; Telecopied Signatures	66
10.8	No Usury	66
10.9	Powers	66
10.10	Approvals; Amendments	66
10.11	Participations and Assignments	67
10.13	Waiver of Certain Defenses	68
10.14	Additional Provisions	69
10.15	Integration; Final Agreement	69
10.16	LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES	69
10.17	WAIVER OF JURY TRIAL	69
10.18	Submission to Jurisdiction; Venue	69
10.19	Credit Inquiries	70
10.20	Information	70
10.21	No Tax Advice	71
10.22	No Advisory or Fiduciary Responsibility	71
10.23	WAIVER IN REGARD TO CECPTIVE TRADE PRACTICES ACT; NON-APPLICABILITY OF CHAPTER 346	71

EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	-	Form of Revolving Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit 6.6(d)	-	Form of Compliance and No Default Certificate

SCHEDULES:

Schedule 5.3	-	Direct or Contingent Obligations and Liabilities
Schedule 5.4	-	Pending or Threatened Litigation
Schedule 5.8(b)	-	Insurance Policies
Schedule 5.8(c)	-	Trademarks, Patents and Copyrights
Schedule 5.9	-	Collateral Location
Schedule 5.11	-	Labor Law Matters
Schedule 5.14	-	Organizational Structure
Schedule 5.15	-	Deposit Accounts
Schedule 5.16	-	Environmental
Schedule 5.17	-	ERISA Plans
Schedule 7.1	-	Scheduled Permitted Debt
Schedule 7.2	-	Scheduled Permitted Liens
Schedule 7.7	-	Transactions with Affiliates

v

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”), dated as of September  16, 2014, is made by and between: (i) ENGLOBAL CORPORATION,  a Nevada corporation (“ENGlobal Holdings”), ENGLOBAL U.S., INC., a Texas corporation (“ENGlobal U.S.”),  and ENGLOBAL GOVERNMENT SERVICES, INC.,  a Texas corporation (“ENGlobal Government;” ENGlobal Government, together with ENGlobal U.S. and ENGlobal Holdings,  and together with any Subsidiary that becomes a “Borrower” hereafter pursuant to the operation and effect of Section 7.12, hereinafter sometimes collectively called “Borrowers” and individually called a “Borrower”); (ii) ENGLOBAL INTERNATIONAL, INC.,  a corporation organized under the BVI Business Companies Act of 2004, as amended  (“ENGlobal International”) and ENGLOBAL EMERGING MARKETS, INC., a Texas corporation (“ENGlobal Emerging Markets;” ENGlobal Emerging Markets, together with ENGlobal International, and together with any Subsidiary that becomes a “Subsidiary Guarantor” hereafter pursuant to the operation and effect of Section 7.12, hereinafter sometimes collectively called “Subsidiary Guarantors” and individually called a “Subsidiary Guarantor”; and the Subsidiary Guarantors,  together with the Borrowers, hereinafter sometimes collectively called the “Obligors” and individually called an “Obligor”);  and (iii) REGIONS BANK, an Alabama bank (together with its successors and permitted assigns, “Lender”).

W I T N E S S E T H :

In consideration of the premises and of the mutual covenants herein contained and to induce Lender to extend credit to Borrowers, Obligors and Lender  agree as follows:

1. DEFINITIONS AND RELATED TERMS.

1.1 Certain UCC Terms.  Any term used in this Agreement or in any financing statement filed in connection herewith which is defined in the UCC and not otherwise defined in this Agreement or in any other Loan Document shall have the meaning given to the term in the UCC, including, without limitation, Good Faith, Accession, Account Debtor, Chattel Paper, Account, Commercial Tort Claim, Deposit Account, Document, Electronic Chattel Paper, Equipment, Fixture, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Proceeds, Supporting Obligation and Tangible Chattel Paper.

1.2 Defined Terms.  Except as provided in Section 1.1, capitalized terms that are not otherwise defined herein shall have the meanings set forth in this Section 1.2.  Certain terms relating to financial covenants are set forth in Section 8.

“Accounts Payable Report” has the meaning given such term in Section 6.6(a).

“Accounts Receivable Report” has the meaning given such term in Section 6.6(a).

“Affiliate” means, with respect to any Person, other than Lender, (a) any other Person directly or indirectly owning ten percent (10%) or more of the Equity Interests of such Person or of which such Person owns ten percent (10%) or more of such Equity Interests; and (b) any other Person controlling, controlled by, or under common control with such Person.  As used in this definition, “control” means the power to control, or have a controlling influence over,  the management or policies of a Person, whether by the voting of Equity Interests,  by contract or otherwise.

“Applicable Margin” means (a) as to Revolving Loans made as LIR Loans, a rate per annum of two and 25/100ths of one percent (2.25%); and (b) as to Revolving Loans made as Base Rate Loans because of the operation of Section 2.3(g), a rate per annum of one and 25/100ths of one percent (1.25%).

“Approved Cash Investments” means deposits made by Obligors with Regions Bank or one or more Lender Affiliates of either (i) cash or (ii) cash equivalents,  if and to the extent reviewed with and approved by Lender from time to time.

“Approved Contract” means either an Approved Cost Plus Contract, an Approved Fixed Price Contract or an Approved Government Contract.

“Approved Contract Party” is any Person other than an Affiliate of an Obligor,  a Sanctioned Person, a Person located outside the United States of America or a Person otherwise determined by Lender, in its Permitted Discretion, not to be an Approved Contract Party.

“Approved Cost Plus Contract” means any contract (other than any Caspian Contracts and any contract which requires that the applicable Borrower post any bond to assure performance) of any Borrower with an Approved Contract Party, other than a Governmental Entity,  in which the amount owing is based on cost plus time and materials, which contract is in form and substance satisfactory to Lender in its Permitted Discretion.

“Approved Fixed Price Contract” means any contract (other than any Caspian Contracts  and any contract which requires that the applicable Borrower post any bond to assure performance) of any Borrower with an Approved Contract Party, other than a Governmental Entity, in which the amount owing is based on a fixed price, which contract has a stated term from beginning of work to completion of work of not more than ninety (90) days (or one hundred twenty (120) days in the case of the Canrig Contract),  and otherwise is  in form and substance satisfactory to Lender in its Permitted Discretion.

“Approved Government Contract” means any contract (other than any contract which requires  that the applicable Borrower post any bond to assure performance) of any Borrower with an Approved Contract Party that is a Governmental Entity on which the applicable Borrower can assign its right to payment under such contract to Lender pursuant to the Assignment of Claims Act of 1940 as amended or any similar state statute or regulation applicable thereto, provided that such Borrower uses Lender’s cash management system to control the remittance thereof  and otherwise has complied with all other applicable federal, state and local statutes, regulations or ordinances in regard thereto,  and which contract otherwise  is in form and substance satisfactory to Lender in its Permitted Discretion.

“Aspen Note” means that certain Subordinated Non-Negotiable Promissory Note dated July 8, 2011, in the face amount of $514,277.96,  from Aspen Power, LLC and Aspen Pipeline, LP, as makers, made payable to ENGlobal U.S., as payee, as it may be modified or amended from time to time, and together with all extensions thereto, renewals thereof and substitutions and additions thereto.

 “Bank Products” means all bank, banking, financial, and other similar or related products and services, including, without limitation, (a) merchant card services, credit cards or stored value cards, and purchasing cards; (b) cash management or related services, including, without limitation, the automated clearing house (ACH) transfers of funds and any other ACH services, remote deposit capture services, account reconciliation services, lockbox services, depository and checking services, fraud protection services, Deposit Accounts, securities accounts, controlled disbursement services, and wire transfer services; (c) bankers’ acceptances, drafts, Letters of Credit or letters of credit (and the issuance, amendment, renewal, or extension thereof), documentary services, foreign currency exchange services; (d) Approved Cash Investments; and (e) Hedge Agreements.

“Base Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greatest of (a) the Federal Funds Rate in effect on such day plus ½ of 1%, or (b) the Prime Rate in effect on such day or (c) a per annum rate equal to LIBOR determined with respect to an interest period of one month  plus one percent (1%). If for any reason Lender shall have determined (which determination shall be conclusive absent manifest error) that it is unable, after due inquiry, to ascertain the Federal Funds Rate for any reason, including the inability or failure of Lender to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Federal Funds Rate or the  Prime Rate shall be effective on the effective date of such change in Federal Funds Rate or the Prime Rate, respectively.

“Base Rate Loan” means a Loan, or portion thereof, during any period in which it bears interest at a rate based on the Base Rate.  No Loan shall be a Base Rate Loan unless required or permitted by Section 2.3(g).

“Borrower” and “Borrowers” shall have the meaning ascribed thereto in the preamble to this Agreement.

“Borrower Agent” means ENGlobal Holdings.

“Borrowing Base” means, on any date of determination, an amount equal to:

(a)            eighty-five percent (85%) of the total amount of Eligible Approved Cost Plus Contract Accounts, plus

(b)            the lesser of (1)  eighty-five percent (85%) of the total amount of Eligible Approved Fixed Price Contract Accounts, or (2) Two Million Five Hundred Thousand Dollars ($2,500,000); plus

(c)            the lesser of (1)  eighty-five percent (85%)  of the total amount of Eligible Approved Government Contract Accounts, or (2) One Million Dollars ($1,000,000); plus

(d)            the lesser of (1)  seventy-five percent (75%) of the total amount of Eligible Unbilled Accounts, or (2) total revenues from all Accounts over the preceding thirty (30) day period; provided that, to the extent that any Eligible Unbilled Accounts consist of Accounts that would  be Eligible Approved Government Contracts and be included in clause (c) above if billed there shall be a limitation in eligibility thereof under this clause (d) of Eight Hundred Thousand Dollars ($800,000);  plus

(e)           seventy-five percent (75%) of the total amount of Eligible Costs in Excess of Billings; less

(f)           any Reserves.

“Borrowing Base Certificate” has the meaning set forth in Section 6.6(a).

“Business Day” means (a) any week day on which Lender is open for business in Atlanta, Georgia, Birmingham, Alabama, and Dallas, Texas, and (b) with respect to all matters relating to the determination of the LIBOR Index Rate, any day that is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

“Canrig”  means Canrig Drilling Technology, Ltd., a Delaware corporation.

“Canrig Contract”  means and includes the Master Services Agreement, dated May 25, 2011, between Canrig and ENGlobal U.S. together with all work orders and schedules issued now or hereafter pursuant thereto; in each case,  together with all supplements and additions thereto, and as modified or amended from time to time as and to the extent  permitted by this Agreement.

“Capital Expenditures” means, for any period, the aggregate cost of all capital assets acquired by Obligors and their respective Subsidiaries during such period (including gross leases to be capitalized under GAAP and leasehold improvements), as determined in accordance with GAAP.

“Caspian Contracts”  means and includes (i) that certain agreement by and among ENGlobal U.S. and Closed Joint Stock Company Caspian Pipeline Consortium—R, a company organized pursuant to the laws of the Russian Federation,  dated May 16, 2011, and (ii) that certain Agreement by and among ENGlobal U.S. and Joint Stock Company Caspian Pipeline Consortium—K, a company organized pursuant to the laws of the Republic of Kazakhstan dated May 16, 2011; in each case,  together with all supplements and additions thereto, and as modified or amended from time to time as and to the extent  permitted by this Agreement.

“Change of Control”  means either:  (a) any Obligor shall fail to employ or engage a chief executive officer acceptable to Lender in its Permitted Discretion for a period in excess of ninety (90) days without the employment or engagement of a replacement chief executive officer acceptable to Lender in its Permitted Discretion;  or (b) any  Person  or group of Persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934), other than the owners of Equity Interests of ENGlobal Holdings on the Closing Date,  fifty percent (50%) or more of the Equity Interests of ENGlobal  Holdings  having the right to vote for the election of the directors of ENGlobal Holdings under ordinary circumstances; or  (c)  ENGlobal  Holdings shall cease to own  and control at all times all of the Equity Interests of ENGlobal U.S., ENGlobal International and ENGlobal Government; (d)  ENGlobal  U.S.  shall cease to own  and control at all times all of the Equity Interests of ENGlobal Emerging Markets; or (e)  with regard to ENGlobal Holdings, during any period of twelve (12) consecutive calendar months, individuals who at the beginning of such period constituted the board of directors  of ENGlobal Holdings (together with any new directors whose election by the board of directors of ENGlobal Holdings or whose nomination for election by the stockholders of ENGlobal Holdings was approved by the vote of at least two-thirds of the directors then still in office who  either  were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Closing Date” means the date on which all of the conditions precedent in Section 4 of this Agreement are satisfied (or waived by Lender in accordance with the terms of this Agreement) and the initial extensions of credit are made under this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property of each Obligor, wherever located and whether now owned by such Obligor or hereafter acquired, including but not limited to (a) all Inventory; (b) all General Intangibles; (c) all Accounts; (d) all Chattel Paper; (e) all Instruments and Documents and any other instrument or intangible representing payment for goods or services; (f) all Equipment; (g) all Investment Property; (h) all Commercial Tort Claims; (i) all Letter-of-Credit Rights; (j) all Deposit Accounts and funds on deposit therein, including but not limited to any Funding Account, Collections Account, and funds otherwise on deposit with or under the Control of Lender or its agents or correspondents, and all Approved Cash Investments; (k) all Fixtures and (l) all parts, replacements, substitutions, profits, products, Accessions, cash and non-cash Proceeds, and Supporting Obligations of any of the foregoing (including, but not limited to, insurance proceeds) in any form and wherever located.  Collateral also includes (x) all written or electronically recorded books and records relating to any such Collateral and other rights relating thereto and (y) any other real or personal property as to which Lender, at any time of determination, has a Lien to secure the Obligations; provided, however, that, notwithstanding the foregoing, unless otherwise expressly provided to the contrary in the applicable Security Document, in no event shall the term “Collateral” include: (i) any Equity Interests of a Foreign Subsidiary issued to an Obligor exceeding sixty-six and two-thirds  percent (66-2/3%) of the total combined voting power of all Equity Interests of such Foreign Subsidiary; (ii) any lease, contract, license or permit, or any asset subject to a purchase money Lien permitted under this Agreement, in each case if, to the extent that and for as long as (a) the grant of a security interest therein constitutes or would result in the termination of, breach of or a default under the lease, instrument or agreement by which such lease, contract, license or permit is governed, or the agreement giving rise to such Purchase Money Lien, as applicable, and (b) such termination, breach or default is not rendered ineffective pursuant to Sections 9-401, 9-406(d), 9-407, 9-408 or 9-409 of the UCC, provided, that (1) such lease, contract, license, permit or assets will be excluded from the Collateral only to the extent and for as long as the conditions set forth in the foregoing clauses (a) and (b) are and remain satisfied and to the extent such assets otherwise constitute Collateral, will cease to be excluded, and will become subject to the Liens hereunder, immediately and automatically at such time as such conditions cease to exist, including by reason of any waiver or consent under the applicable lease, instrument or agreement, and (2) the proceeds of any sale, lease or other disposition of any such lease, license or permit, or any asset subject to a purchase money Lien, shall not be excluded from the Collateral and shall at all times be and remain subject to the Liens hereunder.  The existence of any of the foregoing exceptions shall not, however, prevent Lender from filing financing statements that describe the Collateral as “all personal property,” “all assets” or words of similar effect.

“Collateral Disclosure Certificate” means a certificate, in a form provided by or otherwise satisfactory to Lender, executed and delivered by a Credit Party to Lender in accordance with or pursuant to the terms of this Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time to the extent permitted or required herein.

“Collections Account” means any Deposit Account maintained by an Obligor with Lender to which collections, deposits, and other payments on or with respect to Collateral may be made pursuant to the terms hereof and to which only Lender shall have access to withdraw or otherwise direct the disposition of funds on deposit therein.

“Commitments” means the Revolving Loan Commitment and any other commitments that Lender hereafter may make to Borrowers, or to any Borrower, hereunder or pursuant hereto.

“Consolidated Companies” means Obligors and their respective consolidated Subsidiaries.

“Control” means, with respect to any asset, right, or property with respect to which a security interest therein is perfected by a secured party’s having “control” thereof (whether pursuant to the terms of an agreement or through the existence of certain facts and circumstances), that Lender has “control” of such asset, right, or property in accordance with the terms of Article 9 of the UCC.

“Credit Party” means each Borrower, each Guarantor, each Obligor and each other Person obligated to Lender under any Loan Document at any time or from time to time.

“Debt” means all liabilities of a Person as determined under GAAP and all obligations which such Person has guaranteed or endorsed or is otherwise secondarily or jointly liable for, and shall include, without limitation, (a) all obligations for borrowed money or purchased assets; (b) obligations secured by assets whether or not any personal liability exists; (c) the capitalized amount of any capital or finance lease obligations; (d) the unfunded portion of pension or benefit plans or other similar liabilities; (e) obligations as a general partner; (f) contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities; (g) obligations for deposits; and (h) obligations under Hedge Agreements.

“Default” means any event or circumstance which, upon satisfaction of any requirement for the giving of notice or the lapse of time, or the happening of any further condition, event, or act, would constitute an Event of Default.

“Default Rate” means, as of any date, a rate per annum that is equal to (a) in the case of each Loan outstanding on such date, a rate determined by Lender of up to two percent (2.00%) in excess of the rate otherwise applicable to such Loan on such date; (b) in the case of fees payable with respect to Letters of Credit, a rate determined by Lender of up to two percent (2.00%) in excess of the fees otherwise applicable to Letters of Credit; and (c) in the case of any other Obligations outstanding on such date, a rate determined by Lender of up to two percent (2.00%) in excess of the rate otherwise applicable thereto on such date, or if no such rate is applicable thereto,  a rate per annum equal to the Base Rate plus a rate determined by Lender of up to two percent (2.00%); provided, however, that Obligations arising under any Hedge Agreement between Obligors, or any Obligor, and Lender or any Lender Affiliate shall bear interest at the rates and on the terms set forth in such Hedge Agreement.

 “Disqualified Equity Interests” means, with respect to any Person, any Equity Interest that by its terms (or by the terms of any other Equity Interest into which it is convertible or exchangeable) or otherwise (a) matures or is subject to mandatory redemption or repurchase (other than solely for Equity Interests that are not Disqualified Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holder thereof upon the occurrence of a change of control or asset sale event shall be subject to the full and final payment and performance of the Obligations and the termination of the Commitment and any and all of Lender’s obligations to extent credit or make final accommodations to Borrowers or to a Borrower hereunder); (b) is convertible into or exchangeable or exercisable for Debt or any Disqualified Equity Interest at the option of the holder thereof; (c) may be required to be redeemed or repurchased at the option of the holder thereof (other than solely for Equity Interests that are not Disqualified Equity Interests), in whole or in part, in each case on or before the date that is ninety (90) days after the stated Termination Date; or (d) provides for scheduled payments of dividends to be made in cash.

“EBITDA” has the meaning given such term in Section 8.1.

“Eligible Accounts” means all of each Borrower’s Accounts owing by Account Debtors that are Approved Contract Parties (valued at the face amount of such invoice, minus the maximum discounts, credits, and allowances which may be taken by such Account Debtors on such Accounts, and net of any sales tax, finance charges, or late payment charges included in the amount invoiced) created or acquired by such Borrower and arising from the rendering of services, in each case, in such Borrower’s ordinary course of business pursuant to one or more Approved Contracts, but excluding (without duplication), any such Accounts:

(a)           which are not denominated in U.S. dollars;

(b)           unless and except to the extent then constituting Eligible Unbilled Accounts, which are not evidenced by a paper invoice or an electronic equivalent acceptable to Lender;

(c)           over which Lender does not have a duly perfected, first-priority (and only) Lien or which, by contract, subrogation, mechanics’ lien laws, or otherwise, are subject to claims by a Borrower’s creditors or other third parties or which are owed by Account Debtors as to whom any creditor of a Borrower (including any bonding company or any subcontractor) has lien or retainage rights;

(d)           as to which any representation, warranty, or covenant herein relating thereto shall be untrue, misleading, or in default provided, however, that this clause (d) shall not (i) be deemed a waiver by Lender of any Default or Event of Default which occurs under this Agreement or any other Loan Document as a result of any such representation, warranty, or covenant being untrue or misleading, or in default or (ii) limit the ability of Lender to institute Reserves in connection therewith to the extent provided in this Agreement;

(e)           except in respect of Eligible Unbilled Accounts, outstanding for longer than (i) one hundred twenty (120)  days from original invoice date or (ii) sixty (60) days from the original due date, whichever is shorter;

(f)           owed by any Account Debtor if more than twenty-five percent (25%) of the total Accounts then owed by such Account Debtor to an Obligor, or to Obligors collectively,  are deemed ineligible pursuant to clause (e);

(g)           owed by any Affiliate of any Obligor;

(h)           owed by any creditor of such Obligor, but only to the extent of such Obligor’s Debt to such creditor;

(i)           for which the Account Debtor disputes the liability or are otherwise in dispute or are subject to any counterclaim, contra-account (including those accounted for by Borrowers as “Billings in Excess of Cost”), volume or other rebate, cooperative advertising accrual, deposit, offset, deduction, discount, recoupment, reserve, chargeback, unissued credit or allowance, but only, in each case,  to the extent thereof;

(j)           owing by any Account Debtor (and such Account Debtor’s Affiliates), except for Canrig,  whose aggregate Accounts exceed fifteen percent (15%) of the total of a Borrower’s or Borrowers’ (collectively) Eligible Accounts, for all Account Debtors, provided that for Canrig,  the foregoing percentage shall be increased to twenty-five percent (25%); but only, in each case, for all such Account Debtors (including Canrig), to the extent of such excess;

(k)           owing by any Account Debtor which is not Solvent or which is subject to any proceeding of the types described in Section 9.1(g) or Section 9.1(h);

(l)           arising from a sale on a bill-and-hold, progress billing, guaranteed sale, sale-or-return, sale-on-approval, consignment, cash-on-delivery, or similar basis or due from any credit or charge card company or any credit or charge card processor, servicer, or administrator;

(m)           owed by an Account Debtor which is a Sanctioned Person;

(n)           [Intentionally Omitted];

(o)           unless and except to the extent constituting  Eligible Approved Government Contract Accounts, owed by the United States of America or any other Governmental Entity;

(p)           (i) as to which the goods or services giving rise to such Account (A) have not been delivered or provided to, and accepted by, the Account Debtor, (B) are subject to repurchase or have been returned, rejected, repossessed, lost, or damaged,  (C) have not been completely performed, as applicable, or (D) are or are alleged to constitute infringing Goods or are or are alleged to have been manufactured or sold in a manner which violates the trademark, patent, copyright, or other intellectual property rights of any Person or (ii) which do not represent a final sale to the Account Debtor;

(q)           which is evidenced by a promissory note or other Instrument or Chattel Paper or which has been reduced to judgment;

(r)           as to which Borrowers or Lender, in its Permitted Discretion, shall have determined the validity, collectibility, or amount thereof to be doubtful;

(s)           which constitutes a customer deposit;

(t)           owed by an Account Debtor which is located in a State or other jurisdiction (including Alabama, New Jersey, Minnesota  and West Virginia) where a Borrower is required, as a condition to access to its courts,  to qualify to transact business or to file a business activities report or other report or form, unless such Borrower has so qualified or filed such reports; or

(u)           which Lender, in its Permitted Discretion, otherwise determines to not be Eligible Accounts.

To the extent applicable, “Eligible Accounts” shall not include aged credit balances outstanding for longer than ninety (90) days.

As used herein, Eligible Accounts may include, subject to the limitations set forth in the respective definitions thereof, Eligible Approved  Cost Plus Contract Accounts, Eligible Approved Fixed Price Contract Accounts,  Eligible Approved Government Contract Accounts,  Eligible Unbilled Accounts and Eligible Costs in Excess of Billings.

“Eligible Approved Cost Plus Contract Accounts” means with respect to any Borrower each Account of such Borrower arising in the ordinary course of its business from an Approved Cost Plus Contract which satisfies all criteria set forth in the  definition  of “Eligible Accounts.”  An Account shall not be deemed an Eligible Approved Cost Plus contract Account unless such Account  is subject to Lender’s first priority security interest and no other Lien (other than Permitted Liens)  is evidenced by documentation satisfactory to Lender in its Permitted Discretion and has been verified to Lender’s reasonable satisfaction by field examination and other verifications from time to time performed by Lender pursuant to the terms of this Agreement.

“Eligible Approved Fixed Price Contract Accounts” means with respect to any Borrower each Account of such Borrower arising in the ordinary course of its business from an Approved Fixed Price Contract which satisfies all criteria set forth in the definition  of “Eligible Accounts.”  An Account shall not be deemed an Eligible Approved Fixed Price Eligible Account unless such Account   is evidenced by documentation satisfactory to Lender in its Permitted Discretion and has been verified to Lender’s satisfaction by field examination and other verification from time to time performed by Lender, in its Permitted Discretion,  pursuant to the terms of this Agreement.

 “Eligible Approved Government Contract Accounts” means with respect to any Borrower each Account of such Borrower arising in the ordinary course of its business pursuant to an Approved Contract which satisfies all criteria set forth in the definition  of  “Eligible Accounts” other than clause (o) thereof.  An Account shall not be deemed an Eligible Government Account unless such Account   is evidenced by documentation satisfactory to Lender in its Permitted Discretion and has been verified to Lender’s satisfaction  by field examination and other verification from time to time performed by Lender, in its Permitted Discretion,  pursuant to the terms of this Agreement.

 “Eligible Assignee” means a Person which is either (a) a Lender Affiliate; or (b) a bank or other financial institution which has total assets in excess of $500,000,000 selected or approved by Lender and, if no Event of Default then exists, and the assignment is not being made in connection with the sale by Lender of a portfolio of its then existing loans of which the Loans made hereunder are a part, approved by Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if no objection is made within five (5) Business Days after notice of the proposed assignment is delivered to Borrower Agent), and (c) during the existence of any Event of Default, any Person selected by or acceptable to Lender with notice to, but without necessity of obtaining any consent from, Borrower Agent or any other credit Party.

 “Eligible Costs in Excess Of Billings,” for each Approved Fixed Price Contract, means an amount equal to the positive difference  (if any) between (1) the aggregate amount of all costs and expenses actually incurred by any Borrower  in connection with such Borrower’s performance of its obligations under such Approved Fixed Price Contract,  and (2) the aggregate amount of all such costs and expenses actually billed under such Approved Fixed Price Contract, as evidenced by documentation satisfactory to Lender in its Permitted Discretion, net of any amounts  billed for such costs and expenses in excess of the aggregate amount of all costs  and expenses actually incurred in connection with any Borrower’s performance of its obligations pursuant to such  Approved Fixed Price Contract. In addition, Eligible Costs In Excess of Billings shall cease to be eligible if  it has not been invoiced and billed to the applicable Account Debtor within sixty (60) days from service date.

Eligible Unbilled Accounts” means with respect to any Borrower each Account of such Borrower arising in the ordinary course of its business pursuant to an Approved Contract (i) representing services actually performed by such Borrower and accepted by its Account Debtor under such Approved Contract, (ii) which in accordance with the terms of  such Approved Contract, has not been fully invoiced and billed to such Account Debtor by such Borrower and (iii) which satisfies all criteria set forth in the definition  of “Eligible Accounts” other than clauses (b), (e) and  (o)  thereof.  An Account shall cease to be an Eligible Unbilled Account  if such Account has not been invoiced and billed to the applicable Account Debtor within thirty (30) days from service date.

“ENGlobal Emerging Markets” shall have the meaning ascribed thereto in the preamble to this Agreement.

“ENGlobal Government” shall have the meaning ascribed thereto in the preamble to this Agreement.

“ENGlobal Holdings” shall have the meaning ascribed thereto in the preamble to this Agreement.

“ENGlobal International” shall have the meaning ascribed thereto in the preamble to this Agreement.

“ENGlobal U.S.” shall have the meaning ascribed thereto in the preamble to this Agreement.

“Environmental Laws” means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act; the Toxic Substances Act; the Clean Water Act; the Clean Air Act; the Oil Pollution and Hazardous Substances Control Act of 1978; and any other “Superfund” or “Superlien” law or any other Federal, state, or local statute, law, ordinance, code, rule, regulation, order, or decree relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance, or material, as now or at any time hereafter in effect, in each case, as the same may be amended from time to time.

“Equity Interest” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) equity of such Person, including, without limitation, any common stock, preferred stock, limited or general partnership interests, and limited liability company membership interests, whether voting or non-voting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Credit Party or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Credit Party any of its Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (c) a complete or partial withdrawal by any Credit Party any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvency within the meaning of Title IV of ERISA or that it intends to terminate or has terminated under Sections 4041A or 4042 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party, any of its Subsidiaries, or any ERISA Affiliate; (g) with respect to a Pension Plan, the failure of any Credit Party or any ERISA Affiliate to satisfy the minimum funding standards of Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA, whether or not waived, or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA or the failure by any Credit Party or any ERISA Affiliate to make any contribution to a Multiemployer Plan; (h) the imposition of a Lien pursuant to Section 401(a)(29) or 430(k) of the Code or pursuant to Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Pension Plan; (i) a Pension Plan is, or to the knowledge of a Credit Party or an ERISA Affiliate, is reasonably expected to be, in "at-risk" status within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; or (j) a Multiemployer Plan, to the knowledge of a Credit Party or an ERISA Affiliate (i) is in "endangered status" (under Section 432(b)(1) of the Code or Section 305(b)(1) of ERISA or (ii) is in "critical status" (under Section 432(b)(2) of the Code or Section 305(b)(2) of ERISA).

 “Event of Default” has the meaning given such term in Section 9.1.

“Excess Availability” means, at any time of determination, the amount by which (a) the lesser of (i) the Borrowing Base or (ii) the Revolving Loan Commitment;  exceeds (b) total Working Capital Obligations.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (Birmingham, Alabama, time) for such day on such transactions received by Lender from three (3) Federal Funds brokers of recognized standing selected by it in its discretion.

“Fiscal Month,” “Fiscal Quarter,” and “Fiscal Year” means each of Obligors’ fiscal months, quarters, or years, as applicable.

“Fixed Charge Coverage Ratio” has the meaning given such term in Section 8.1.

“Foreign Plan” means any employee benefit plan or arrangement maintained or contributed to by any Credit Party or Subsidiary which (a) is not subject to the laws of the United States, (b) is maintained outside the United States primarily for the benefit of Persons who are not citizens or residents of the United States, or (c) is mandated by a Governmental  Entity (other then the United States) for any employees of any Credit Party or Subsidiary.

Foreign Subsidiary” means a Subsidiary that is, as to any Borrower, a “controlled foreign corporation” under Section 957 of the Code.

“Funded Debt” has the meaning given such term in Section 8.1.

“Funding Account” means any Deposit Account maintained by an Obligor, or Obligors collectively,  with Lender for the purpose of depositing the proceeds of Loans.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time as applicable to and applied by Obligors in their historical financial statements as described in Section 5.3.

“General Intangibles” has the meaning set forth in the UCC, and includes, without limitation, general intangibles of  each Obligor, whether now owned or hereafter created or acquired by such Obligor, including all causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all claims under guaranties, security interests or other security held by or granted to such Obligor to secure payment of any of such Obligor’s Accounts by an Account Debtor, all rights to indemnification and all other intangible property of such Obligor of every kind and nature (other than Accounts).

“Governmental Entity” means any (a) court (whether in law or at equity or trial or appellate), tribunal, or arbitrator or arbitration proceeding and (b) any local, city, state, Federal, municipal or quasi-municipal, foreign, or international government or any subdivision, agency, authority, commission, bureau, branch, regulatory body, or other body thereof.

“Guarantor” means any Person now or hereafter guaranteeing, endorsing, acting as surety of, or otherwise becoming liable for any Obligations. As of the Closing Date, the Guarantor Subsidiaries are the only Guarantors.

“Guaranty” means any guaranty of all or any Obligations now or hereafter executed and delivered by any Guarantor to Lender, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Hedge Agreement” has the meaning for swap agreement as defined in 11 U.S.C. § 101, as in effect from time to time, or any successor statute, and includes, without limitation, any rate swap agreement, forward rate agreement, commodity swap, commodity option, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option and any other similar agreement.

“Inactive Subsidiary” means each of (i) ENGlobal Emerging Markets and (ii) ENGlobal International.

“Inactive Subsidiary Dissolution” means the legal dissolution of either Inactive Subsidiary to the extent made  in accordance with applicable law subsequent to the Closing Date.

 “Item” means any “item” as defined in Section 4-104 of the UCC, and shall also mean and include checks, drafts, money orders or other media of payment.

“Jurisdiction” means the State of Texas.

“LC Obligations” means, at any time of determination, the aggregate undrawn and unreimbursed amounts under all Letters of Credit.

“LC Sublimit” means Two Million Five Hundred Thousand Dollars ($2,500,000).

“Lender” means Regions Bank and its successors and permitted assigns.

“Lender Affiliate” means any direct or indirect Subsidiary of Lender or of its holding company (which on the Closing Date, as relates to Regions Bank,  is Regions Financial Corporation), existing from time to time.

“Letter of Credit” means a letter of credit issued by Lender for the account of a Borrower or Borrowers, collectively, as provided in Section 2.1(a) and Section 2.10.

“LIBOR” means a per annum rate equal to the rate offered by prime banks in the London interbank eurodollar market for deposits in United States dollars in an amount comparable to the Loan for which such rate is being determined and for a period equal to the interest period applicable thereto, all as determined by Lender with reference to the financial information reporting service used by Lender at the time of such determination.  Each calculation by Lender of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Index Rate” means, for any LIR Loan and at any time of determination, a per annum rate equal to LIBOR determined with respect to an interest period of one month. The LIBOR Index Rate shall be determined daily on each Business Day and shall be increased or decreased, as applicable, automatically and without notice to any Person on the date of each such determination.  Upon Borrower Agent’s  request from time to time, Lender will quote the then current LIBOR Index Rate for borrowings hereunder as so determined pursuant hereto.

“LIBOR Reserve Requirements” means the maximum reserves (whether basic, supplemental, marginal, emergency, or otherwise) prescribed from time to time by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System).

“LIR Loan” means a Loan, or portion thereof, during any period in which it bears interest at a rate based on the LIBOR Index Rate.

“Lien” means any lien (statutory or otherwise), mortgage, deed of trust, deed to secure debt, pledge, hypothecation, security interest, trust arrangement, security deed, financing lease, collateral assignment, encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment or performance of any obligation, whether arising by agreement or under any statute or law or otherwise.

“Loans” means the Revolving Loans.

“Loan Documents” means this Agreement and each other now existing or hereafter arising document, agreement, or instrument evidencing, describing, guaranteeing, or securing the Obligations or delivered in connection with this Agreement (but excluding any Hedge Agreement between an Obligor, or Obligors collectively,  and Lender or any Lender Affiliate), including, without limitation, each Security Agreement, Note, Guaranty, Notice of Borrowing, Collateral Disclosure Certificate, Borrowing Base Certificate, Third Party Agreement and UCC financing statement, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Loss” has the meaning given such term in Section 6.3.

“Material Adverse Effect” means any event, circumstance or condition relating to or affecting  (a) the validity, performance, or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby; (b) the properties, operations, business or condition (financial or otherwise) of any Credit Party; or (c) the Collateral;  which, in each such case, could reasonably be expected to have a material and adverse effect upon the ability of any Credit Party to fulfill any material obligation under any of the Loan Documents or the ability of Lender to collect and enforce the payment of the Obligations as and when due.

“Material Agreement” means an agreement to which any Credit Party is a party (other than the Loan Documents) which either (i) evidences or pertains to (A) any Funded Debt, (B) capitalized leases, (C) operating leases with aggregate annual rentals exceeding Five Hundred Thousand Dollars ($500,000), (D) the sale or purchase of any material portion of goods or services, or any real property, by or  to an Obligor, or Obligors collectively, or (E) any franchise or license which is material to the operation of an Obligor’s (or Obligors’) business, (ii) is with an Affiliate, or (iii)  the breach, termination, cancellation or nonperformance of which, the failure to renew which,  or the loss of continued business under which, could reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, the Caspian Contracts and the Canrig Contract shall at all times constitute Material Agreements.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Credit Party, any of its Subsidiaries, or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions

“Net Proceeds” means, with respect to the disposition of any property, (a) the proceeds (including cash receivable (when received) by way of deferred payment) received by an Obligor (or Obligors collectively) in cash from the sale, lease, transfer, or other disposition of such property, including insurance proceeds and awards of compensation received with respect to any Loss affecting all or part of such property, minus (b) (i) the reasonable and customary costs and expenses of such sale, lease, transfer, or other disposition (including legal fees and sales commissions) not to exceed five percent (5%) of the total purchase price; (ii) amounts applied to repayment of Debt for borrowed money (other than the Obligations) secured by a Permitted Lien on such property which is senior to Lender’s Liens; and (iii) in connection with any sale of such property, a reasonable reserve (not to exceed five percent (5%) of the total purchase price) for post-closing adjustments to the purchase price (provided that upon the expiration of ninety (90) days after the sale, any remaining reserve balance shall constitute Net Proceeds).

“Note” shall mean each of the Revolving Note and any other promissory note now or hereafter evidencing any Obligations, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Notice of Borrowing” means each written request for a Revolving Loan substantially in the form of Exhibit B, attached hereto and made a part hereof.

 “Obligations” means all obligations and covenants now or hereafter from time to time owed to Lender or any Lender Affiliate by Obligors, or any of them, whether related or unrelated to the Loans, this Agreement, or the Loan Documents, including, without limitation or duplication, (a) the Loans; (b) the LC Obligations; (c) all fees, charges, interest, commissions, expenses, obligations, and liabilities arising from, related to, or on account of any Bank Products issued to, accepted for or on behalf of, used by, or provided to or on behalf of Obligors or any of them  or any of its Subsidiaries by Lender or any Lender Affiliate, including, without limitation, (i) all existing and future obligations under any Letters of Credit and (ii) all existing and future obligations under any Hedge Agreements between Obligors or any of them  and Lender or any Lender Affiliate whenever executed (including, without limitation, obligations under Hedge Agreements entered into prior to any transfer or sale of Lender’s or such Lender Affiliate’s interests hereunder if Lender or such Lender Affiliate ceases to be a party hereto); and (d) all other amounts now owed or hereafter from time to time owed under the terms of this Agreement and the other Loan Documents, or arising out of the transactions described herein or therein, including, without limitation, principal, interest, commissions, fees (including, without limitation, attorneys’ fees), charges, costs, expenses, and all amounts due or from time to time becoming due under the indemnification and reimbursement provisions of this Agreement and the other Loan Documents (including, without limitation, Section 10.3), together, in each of the foregoing cases in this definition, with all interest accruing thereon, including any interest on pre-petition Debt accruing after bankruptcy (whether or not allowable in such bankruptcy), and whether any of the foregoing amounts are now due or from time to time hereafter become due, are direct or indirect, or are certain or contingent, and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

“Obligor” and “Obligors” shall have the meaning ascribed thereto in the preamble to this Agreement.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control or any successor thereto.

 “PBGC” means the United States Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Credit Party, any of its Subsidiaries, or any ERISA Affiliate or to which any Credit Party, any of its Subsidiaries, or any ERISA Affiliate contributes or has an obligation to contribute or with respect to which any Credit Party, any of its Subsidiaries, or any ERISA Affiliate has any liability, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

“Permitted Debt” has the meaning set forth in Section 7.1 hereof.

“Permitted Discretion” means the discretion of Lender, made in Good Faith and in the exercise of reasonable (from the perspective of an asset-based lender making loans of similar size and type to similar Obligors) business judgment.

“Permitted Liens” has the meaning set forth in Section 7.2 hereof.

“Permitted Location” means (a) any location described on Schedule 5.9 hereto (b) any location as to which Borrower Agent  shall have provided written notice to Lender and Lender shall have consented in writing to such location’s being a “Permitted Location.”

“Permitted Purposes”, in reference to the use(s) of the proceeds of the Loans, (i) on the Closing Date, to pay existing Debt being refinanced pursuant hereto, to the extent approved by Lender, (ii) for Borrowers’ working capital and (iii) for other purposes in the ordinary course of Borrowers’ respective businesses as conducted on the Closing Date to the extent not in contravention of any terms or conditions of this Agreement. In any case,  and without limiting the generality of the foregoing, no Borrower shall use any proceeds of the Loans for any purpose in violation of the Trading with the Enemy Act.

“Person” means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, limited liability company, any government or any agency or political subdivision of any government, or any other entity or organization.

“Plan” means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by any Credit Party, any of its Subsidiaries, or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

 “Prime Rate” means that rate announced by Lender from time to time as its prime rate and is one of several interest rate bases used by Lender.  Lender lends at rates both above and below its prime rate, and Obligors acknowledge that Lender’s prime rate is not represented or intended to be the lowest or most favorable rate of interest offered by Lender.

“Projections” means, for any period and as to such period, for the Consolidated Companies and if requested by Lender each Obligor and its Subsidiaries forecasted consolidated and consolidating (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, and (d) Borrowing Base availability calculations, all prepared on a month-by-month basis and on a basis consistent with such Persons’  historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Properly Contested” means, in the case of any Debt of any Credit Party (including any taxes) which is not paid when due or payable by reason of such Credit Party’s bona fide dispute over its liability in regard thereto or the amount thereof, (a) such Debt is being properly contested in Good Faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Credit Party has established appropriate reserves in accordance with GAAP; (c) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture or sale of any of such Credit Party’s assets; (d) no Lien is imposed upon any of such Credit Party’s assets with respect to such Debt unless such Lien is at all times subordinate in priority to the Liens in favor of Lender (except only with respect to property taxes that have priority as a matter of applicable law) and enforcement of such Lien is stayed pending the final resolution or disposition of such dispute; (e) if the Debt results from, or is determined by the entry, rendition, or issuance against such Credit Party or any of its assets of a judgment, writ, order, or decree, enforcement of such judgment, writ, order, or decree is stayed pending a timely appeal or other judicial review; and (f) if such contest is abandoned, settled, or determined adversely (in whole or in part) to such Credit Party, such Credit Party forthwith pays such Debt and all penalties, interest, and other amounts due in connection therewith.  Only that portion of the Debt which is in dispute may be Properly Contested.

“Regulated Materials” means any hazardous, toxic, or dangerous waste, substance, or material, the generation, handling, storage, disposal, treatment, or emission of which is subject to any Environmental Law.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.

“Reserves” means such amounts as may be required by Lender to be reserved from the Borrowing Base at any time and from time to time in Lender’s Permitted Discretion,  including, but not limited to, reserves for dilution (in excess of 5%), subcontractor payables and obligations under Hedge Agreements.

“Restricted Payment” means (a) any dividend or other distribution, whether in cash or in property (other than additional such Equity Interests), direct or indirect, on account of any Equity Interests issued by  an Obligor or any of its Subsidiaries, as the case may be, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests issued by  an Obligor or any of its Subsidiaries now or hereafter outstanding by an Obligor or any of its Subsidiaries, as the case may be, except for any redemption, retirement, sinking funds or similar payment payable solely in such other shares or units of the same class of Equity Interests or any class of Equity Interests which are junior to that class of Equity Interests, or (c) any cash payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests issued by an Obligor or any of its Subsidiaries now or hereafter outstanding.

“Revolving Loan Commitment” means the commitment of Lender, subject to the terms and conditions herein, to make Revolving Loans to Borrowers and issue Letters of Credit for the account of Borrowers in accordance with the provisions of Section 2 in an aggregate amount not to exceed Ten Million Dollars ($10,000,000) at any one time.

“Revolving Loan” means a revolving loan made by Lender pursuant to Section 2.1(a).

“Revolving Note” has the meaning set forth in Section 2.2(a).

“Sanctioned Country” means a country subject to the sanctions programs identified on the list maintained by OFAC or as otherwise published from time to time by OFAC.

“Sanctioned Person” means (a) any Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC or as otherwise published from time to time by OFAC, (b) any Governmental Entity of a Sanctioned Country, (c) any Person or organization controlled by a Sanctioned Country, or (d) any Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Security Agreement” means this Agreement as it relates to a security interest in the Collateral, and any other mortgage instrument, deed of trust, pledge agreement, life insurance assignment, security agreement, or similar agreement or instrument now or hereafter executed by any Credit Party or other Person granting Lender a Lien in any property to secure the Obligations.

“Senior Officer” means, as to any Credit Party, the chairman of its board of directors, its president, its chief executive officer, its chief financial officer, its treasurer, its chief legal officer or any other officer of such Credit Party approved by Lender as a “Senior Officer” of such Credit Party.

“Solvent” means, as to any Person, that such Person (i) has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, (ii) is able to pay its Debts as they mature, and (iii) has saleable assets having a value greater than its total liabilities, including all known contingent obligations, at fair valuation.

“Steele Note” means that certain Amended and Restated Promissory Note dated January 31, 2013 in the principal amount of $2,980,918.51 from Steele Land and Inspection, LLC made payable to ENGlobal U.S., as it may be modified or amended from time to time, and together with all extensions thereto, renewals thereof and substitutions and additions thereto.

“Subordinated Debt” means any Debt owing to any third party (including each other)  by an Obligor, or Obligors collectively,  or a Subsidiary which is made subordinate in right of payment and, if any Liens on Collateral are otherwise permitted to exist  pursuant to Section 7.2, in Lien priority,  to the Obligations and Lender’s Liens on the Collateral, respectively,  pursuant to a Subordination Agreement.

“Subordination Agreement” means an agreement among Lender, Obligors and, as applicable, a Subsidiary, as debtors,  and the holder of any third party Debt owing to such Person by Obligors or such Subsidiary  pursuant to which such Debt is made Subordinated Debt and any Liens on Collateral securing the payment thereof otherwise permitted to exist pursuant to Section 7.2 are made subordinate to the Lien of Lender thereon,  in each case, on terms and conditions satisfactory to Lender in its discretion.

“Subsidiary” means, as to any Person, (a) any other Person of which more than 50% of the Equity Interests issued by such other Person are directly or indirectly owned or effectively controlled by such Person or (b) any other Person of which such Person is a general partner.  Any unqualified reference to “Subsidiary” shall be deemed a reference to each Obligor’s or Obligors’ Subsidiaries (if any), unless the context requires otherwise.

“Subsidiary Guarantor” and “Subsidiary Guarantors” shall have the meaning ascribed thereto in the preamble to this Agreement.

“Term” means the period from and including the Closing Date to but not including the Termination Date.

 “Termination Date” means the earliest to occur of (a) the third (3rd) anniversary of the Closing Date; (b) the date on which Borrower Agent requests that Lender terminate this Agreement and the Commitments pursuant to Section 2.13; and (c) the date on which Lender terminates the Commitments pursuant to Section 9.2(a) hereof.

“Third Party” means (a) any lessor, mortgagee, mechanic or repairman, warehouse operator, processor, packager, consignee, or other third party which may have possession of any Collateral or lienholders’ enforcement rights against any Collateral or (b) any licensor whose rights in or with respect to any intellectual property or Collateral limit or restrict or may, in Lender’s determination, limit or restrict an Obligor’s or Lender’s right to sell or otherwise dispose of such Collateral.

“Third Party Agreement” means an agreement in form and substance satisfactory to Lender pursuant to which a Third Party, as applicable and as required by Lender, (i) waives or subordinates in favor of Lender any Liens such Third Party may have in and to any Collateral; (ii) grants Lender access to Collateral which may be located on such Third Party’s premises or in the custody, care, or possession of such Third Party for purposes of allowing Lender to inspect, repossess, sell, or otherwise exercise its rights under the Loan Documents with respect to such Collateral; (iii) authorizes Lender to complete the manufacture of work-in-process (if the manufacturing of such Goods requires the use or exploitation of a Third Party’s intellectual property); (iv) authorizes Lender to dispose of Collateral bearing or consisting of, in whole or in part, such Third Party’s intellectual property; or (v) agrees to terms regarding Collateral held on consignment by such Third Party, in each case containing terms acceptable to Lender in its Permitted Discretion and as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Trading with the Enemy Act” means the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

 “UCC” means the Uniform Commercial Code (or any successor statute), as adopted and in force in the Jurisdiction or, when the laws of any other state govern the method or manner of the perfection or enforcement of any Lien in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such other state.

“Unfunded Pension Liability” means, at any time of determination, the sum of (a) the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA for the applicable plan year plus (b) for a period of five years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as result of such transaction.

“U.S.” means the United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Working Capital Obligations” means the sum (without duplication) of (a) the aggregate principal amount of all Revolving Loans and (b) all LC Obligations.

1.3 Financial Terms.  All financial terms used herein shall have the meanings assigned to them under GAAP unless another meaning shall be specified.  When determining the amount of any Debt for purposes of this Agreement, any election by an Obligor or any other Credit Party to measure an item of Debt using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

1.4 Rules of Construction.  The terms “herein”, “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph, or subdivision.  Any pronoun used shall be deemed to cover all genders.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”  The section titles, table of contents, and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement.  All references to (a) statutes and related regulations shall include all related rules and implementing regulations and any amendments of same and any successor statutes, rules, and regulations; (b) any agreement, instrument, or other documents (including any of the Loan Documents) shall include any and all modifications and supplements thereto and any and all restatements, extensions, or renewals thereof to the extent such modifications, supplements, restatements, extensions, or renewals of any such documents are permitted by the terms thereof; (c) any Person (including any Obligor or Lender) shall mean and include the successors and permitted assigns of such Person; (d) “including” and “include” shall be understood to mean “including, without limitation,” regardless of whether the “without limitation” is included in some instances and not in others (and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration  of specific matters to matters similar to the matters specifically mentioned); (e) unless otherwise modified to be “Permitted Discretion”, the discretion of Lender shall mean the sole and absolute discretion of Lender exercised in Good Faith; and (f) the word “Obligor” shall mean each and every Obligor, unless the context otherwise requires.  A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing by Lender pursuant to this Agreement or, in the case of a Default, is cured to Lender’s satisfaction within any period of cure expressly provided in this Agreement.  An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender.  Whenever the phrase “to Obligors’ knowledge” or “to an Obligor’s knowledge”  or words of similar import relating to the knowledge or the awareness of Obligors or an Obligor are used in this Agreement or other Loan Documents, such phrase shall mean and refer to (i) the actual knowledge of the Senior Officer(s) of Obligor(s) or (ii) the knowledge that the Senior Officer(s) of Obligor(s) would have obtained if he (or she) had engaged in Good Faith and diligent performance of his (or her)  duties. Whenever the phrase “paid in full” or words of similar import relating to the Obligations are used in this Agreement or other Loan Documents, the phrase shall mean the full and indefeasible payment in full of all Obligations, in cash, the posting of cash Collateral  in regard to any LC Obligations then outstanding in accordance with Section 2.9(a), and (c) the release of all claims of Obligors and the other Credit Parties against Lender arising on or before the payment date.

2. THE CREDIT FACILITY.

2.1 The Commitments.

(a) Revolving Loan Commitment.  Subject to the terms and conditions of this Agreement, Lender agrees to make Revolving Loans to Borrowers and issue Letters of Credit for Borrowers’ account from time to time during the Term.  Lender shall have no obligation to make any Revolving Loan or issue any Letter of Credit if doing so would, after giving effect thereto, cause the Working Capital Obligations to exceed the lesser of (i) the Revolving Loan Commitment or (ii) the Borrowing Base.  Within the foregoing limit and subject to the terms and conditions of this Agreement, Borrowers may borrow, repay, and re-borrow the principal amount of the Revolving Loans at any time during the Term.  Borrowers shall use the proceeds of the Revolving Loans only for Permitted Purposes.

(b) [Intentionally Omitted].

2.2 The Notes.

(a) Revolving Note.  On the Closing Date, Borrowers shall execute and deliver to Lender a promissory note in the form of Exhibit A, attached hereto and made a part hereof (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Revolving Note”), which Revolving Note, together with Lender’s records, shall evidence the Revolving Loans and interest accruing thereon.

(b) [Intentionally Omitted]

2.3 Interest.

(a) Types of Loans.  Unless otherwise required by the terms of Section 2.3(g), all Revolving Loans shall be made as LIR Loans.

(b) Agreement to Pay Interest.  Borrowers agree to pay interest on all unpaid principal amounts of the Loans from the respective date each such Loan is made until such Loan is paid (whether at stated maturity, upon acceleration, or otherwise) at the rates of interest and at the times set forth in this Agreement.

(c)  Interest Rate.  All LIR Loans shall bear interest at a rate per annum equal to the LIBOR Index Rate plus the Applicable Margin.  If any Loan is converted into a Base Rate Loan because of Section 2.3(g), such Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(d) 360 Days.  All interest on any Loan and on all other Obligations, together with any fees chargeable hereunder or under any other Loan Documents  at a per annum rate,  shall be calculated on the presumed basis of a year of 360 days, for the actual number of days elapsed, unless such calculation would result in a usurious rate, in which case interest shall be computed instead on the basis of a 365/366 day year, as applicable,  for the actual days elapsed.

(e) Adjustment of Interest Rate.  The rate of interest on any LIR Loan shall be adjusted as provided in the definition of “LIBOR Index Rate,” subject to Section 2.3(g).  If any Loan is converted into a Base Rate Loan because of Section 2.3(g), the rate of interest on such Base Rate Loan shall be adjusted automatically and without notice on and as of the date of any change in the Base Rate as provided in the definition thereof.

(f) Default Rate.  At Lender’s option, during the existence of any Event of Default, the principal amount of all Obligations outstanding from time to  time (other than Obligations outstanding from time to  time arising under Hedge Agreements between Obligors, or any of them, and Lender or any of the Lender Affiliates) shall bear interest at the Default Rate.  In any event, the Default Rate shall automatically and without notice to any Person apply from the time the Obligations have become due and payable under Section 9.2 (whether because of Lender’s exercising its right to accelerate the Obligations under Section 9.2 or because the Obligations have automatically become due and payable under Section 9.2) until the Obligations or any judgment thereon are paid in full.

(g) Automatic Conversion to Base Rate.  Any provision of this Agreement to the contrary notwithstanding, if Lender should at any time determine that (i) it is not reasonably practicable for Lender  to determine LIBOR or the LIBOR Index Rate, (ii) that LIBOR or the LIBOR Index Rate is no longer available, (iii) it is no longer lawful for Lender to make Loans at any rate based on LIBOR or the LIBOR Index Rate, (iv) the LIBOR Index Rate no longer fairly and adequately compensates Lender for its extensions of the credit contemplated hereby, or (v) an Event of Default exists and at any time during its continuation Lender shall so elect, then, in each case, (A) all affected LIR Loans shall automatically and without notice be converted into Base Rate Loans and (B) all obligations of Lender to make LIR Loans shall cease until such time as Lender shall have determined that it is able to determine the LIBOR Index Rate or such illegality or other condition described above shall have been  reversed, or such Event of Default shall have been waived,  as applicable.

(h) [Intentionally Omitted].

2.4 Requesting New Loans.

(a) Revolving Loans.  Revolving Loans shall be deemed requested pursuant to the following clauses (i) and (ii) or when requested pursuant to the following clause (iii).

(i) Subject to Subsection 2.4(b), the becoming due of any Obligation (whether as principal, accrued interest, fees, or other charges owed to Lender or any Lender Affiliate) shall in all respects constitute Borrowers’ irrevocable request for a Revolving Loan in an amount equal to such Obligations, and Lender may make such Revolving Loan and apply the proceeds thereof to the payment of such Obligations.

(ii) Subject to Subsection 2.4(b), the presentment for payment of any instrument drawn on, or request for any wire or other transfer from, a Funding Account at a time when there are insufficient funds in such account to cover such instrument shall in all respects constitute Borrowers’ irrevocable request for a Revolving Loan in an amount equal to the amount payable on such instrument to be made by Lender, and Lender may make such Revolving Loan and apply the proceeds thereof to such Funding Account for payment of such instrument or transfer.

(iii) For all other Revolving Loans, Borrower Agent shall provide Lender a written request for borrowing pursuant to a Notice of Borrowing in accordance with Section 2.5.

(b) Provisions Regarding Deemed Requests for Revolving Loans.  Lender shall have no obligation to honor any deemed request for a Revolving Loan under Sections 2.4(a)(i) or (ii), if (i) such request is deemed made after the Termination Date, (ii) doing so would cause the Working Capital Obligations to exceed the lesser of the Revolving Loan Commitment and the Borrowing Base, or (iii) Lender determines that any condition precedent in Section 4.2 hereof or any other condition precedent to the making of such Loan is not then satisfied or will not be satisfied when such Loan is to be made; provided, Lender may make such Revolving Loan in its discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default which may then exist or arise from the making of such Revolving Loan and without regard to the absence of satisfaction of any condition precedent.   Lender may make Revolving Loans under Sections 2.4(a)(i) and (ii) without Borrower Agent’s having submitted a Notice of Borrowing in regard thereto.   Subject to Section 2.3(g), all Revolving Loans made pursuant to clauses (i) and (ii)  of Section 2.4(a) shall be made as LIR Loans.

2.5 Requests for Borrowings; Conversions.

(a) Making Requests for New Loans; Conversions.  Each request for the making of a new Revolving Loan shall be in writing, and Borrower Agent  shall submit a Notice of Borrowing in respect thereof.  Each such request shall specify (i) the date for the making of the applicable Loan, which date must be a Business Day; (ii) the principal amount of the applicable Loan to be made; (iii) for any new Loan, instructions for the disbursement of the proceeds of such Loan for Permitted Purposes (provided that, if such instructions for the disbursement of the proceeds will be deposited into a Funding Account); (iv) for any new Revolving Loan, if requested by Lender, a written calculation of the Borrowing Base and a reconciliation of such Borrowing Base to the previous Borrowing Base or request for a Revolving Loan; and (v) such other information Lender may require from time to time.

(b) Timing and Acceptance of Requests.  Requests made under this Section 2.5 are irrevocable.  Requests under this Section 2.5 which Lender receives after 11:00 a.m. (Birmingham, Alabama, time) shall be deemed received on the next Business Day.  Lender’s acceptance of a request for the making of a new Loan under this Section 2.5 shall be indicated by its making the Loan requested.  Lender shall make such Revolving Loans in immediately available funds on the same Business Day it receives or is deemed to have received a request for such borrowing in accordance herewith.

2.6 Excess Outstandings.  Any provision of this Agreement to the contrary notwithstanding, Lender may, in its discretion, make or permit to remain outstanding Revolving Loans which are causing or would cause the Working Capital Obligations to exceed the Revolving Loan Commitment or the Borrowing Base, and all such excess amounts shall (i) be part of the Obligations evidenced by the Revolving Note, (ii) bear interest as provided herein, (iii) be payable on demand, (iv) be secured by the Collateral, and (v) be entitled to all rights and security as provided under the Loan Documents.

2.7 Repayment of Loans.

(a) Repayment of Obligations Generally.  Borrowers shall pay all outstanding principal amounts and accrued interest under the Note in accordance with the terms of the  Note and this Agreement.

(b) Repayment of Revolving Loans.

(i) Borrowers shall immediately repay the principal amount of the Revolving Loans with the proceeds of any Collateral of the type included in the Borrowing Base; provided, however, that, to the extent Lender receives and applies such proceeds in the manner described below  Borrowers’ payment obligation under this Section 2.7(b)(i) shall be satisfied with respect to such proceeds.  All payments made pursuant to this subsection shall be applied to the Revolving Loans in such order and manner as Lender in its discretion shall determine.   All outstanding principal of the Revolving Loans shall be due and payable on the Termination Date.

(ii) Interest accrued on the Revolving Loans shall be due and payable, (A) in arrears, on the first day of each calendar month for the immediately preceding calendar month or portion thereof, computed through the last calendar day of the preceding month, commencing on the first day of the first calendar month following the Closing Date;  (B) on the Termination Date;  and (C) on demand after the Termination Date.

(c) [Intentionally Omitted].

(d) Optional Prepayments of Revolving Loans.  From time to time, Borrowers  may prepay the principal amount of the Revolving Loans, in whole or in part, without premium or penalty.

(e) Mandatory Prepayments of Revolving Loans; Sale of Collateral.  Borrowers shall prepay the principal balance of the Revolving Loans immediately upon receipt of, and in an amount equal to, the Net Proceeds received with respect to the sale or other disposition of any real property or Equipment except to the extent otherwise permitted under Section 6.3(b).  Nothing in this subsection constitutes Lender’s consent to any disposition of any Equipment or real property.

(f) [Intentionally Omitted].

(g) Payment of Other Obligations.  Borrowers  shall pay Lender the balance of the Obligations under the Loan Documents requiring the payment of money on the terms set forth in the Loan Documents, or, if no date of payment is otherwise specified in the Loan Documents, on demand.

(h) Authorization to Debit.  In addition to Lender’s right to make a deemed Revolving Loan under Section 2.4(a), Lender may, without notice to, or the consent of, Borrowers, debit any Funding Account, Collections Account, other Deposit Account, or other account over which Lender has Control and apply such amounts to the payment of Obligations which are then due and payable.

(i) Time and Location of Payment.  Except for payments made pursuant to Section 2.8 and Section 2.4(a)(i), Borrowers shall make each payment of principal of and interest and other Obligations which are due and payable not later than 12:00 noon (Birmingham, Alabama, time) on the date due, without set-off, counterclaim, or other deduction, in immediately available funds to Lender at its address referred to in Section 10.4.  If any payment of any Obligations shall be due on a day which is not a Business Day, such payment shall be due and payable the next Business Day, and interest shall accrue during such time.

(j) Excess Over Borrowing Base.  At any time the Working Capital Obligations exceed the Borrowing Base, Borrowers  shall immediately pay the amount of such excess to Lender.

(k) Hedge Agreements Are Independent.  Prepayment of any Loans shall not affect Borrowers’ obligation to continue making payments under any Hedge Agreement between Borrowers, or any of them,  and Lender or any Lender Affiliate, or any of them, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Hedge Agreement.

(l) Capital Requirements; Increased Costs.  If (i) the introduction of, or any change in, or in the interpretation of, any applicable law or (ii) compliance with any guideline or request from any central bank or comparable agency or other Governmental Entity (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by Lender or any Person controlling Lender as a consequence of, or with reference to, the Revolving Loan Commitment or any other Commitments of this type, below the rate which Lender or such other Person could have achieved but for such introduction, change, or compliance, then within five (5) Business Days after Lender’s written demand for payment, Borrowers shall pay Lender from time to time as specified by Lender additional amounts sufficient to compensate Lender or such other Person for such reduction.  Lender’s accounting of such amounts submitted in writing to Borrower Agent shall be presumed conclusive absent manifest error.  If there is any change in the LIBOR Reserve Requirements, then Borrowers  shall, from time to time upon demand by Lender, pay to Lender such additional amounts as Lender may deem necessary to compensate Lender for any increased costs resulting from such change.  Borrowers agree that Lender’s determination of such additional amounts and increased costs will be made in Lender’s discretion and shall be conclusive absent manifest error.  Without limitation of the foregoing, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives thereunder shall be deemed to be a change in applicable law for purposes hereof, regardless of the date enacted, adopted or issued.

2.8 Lockboxes; Collections Accounts.

(a) Establishment of Lockboxes; Deposits of Cash  On the Closing Date or as soon as practicable thereafter, but in any event within thirty (30) days thereafter, Obligors shall (i) establish and thereafter maintain one or more lockboxes, blocked accounts and similar vehicles for the depositing of cash proceeds from Collateral to be placed under Lender’s control, and contemporaneously therewith, direct all of its Account Debtors to make payments to such lockboxes (or, if made by wire or other transfer, to a Collections Account) and (ii) cause all cash on hand, other then any permitted to exist pursuant to Section 7.15(d),  to become Approved Cash Investments.

(b) Collections Accounts.  To the extent not delivered directly to a lockbox, all Items or funds received by an Obligor in respect of Accounts or as Net Proceeds of other Collateral shall be held by such Obligor in trust for Lender, shall not be commingled with such Obligor’s funds, and shall be deposited promptly by such Obligor after its receipt thereof into a Collections Account or promptly forwarded to Lender in the form received (with any necessary endorsement).   All such Items and funds shall become the exclusive property of Lender upon the earlier of the receipt thereof by Lender or by such Obligor, for application to the payment of the Obligations as provided below. Lender shall promptly process all Items received into each lockbox and deposit such Items into a Collections Account.  Subject to Section 2.8(c), Lender shall apply available balances from any Item or funds deposited into a Collections Account to the payment of Obligations in such order and manner as Lender, in its discretion, shall determine, until all such Obligations have been fully paid and satisfied after which Lender shall apply any balance remaining (subject to applicable law directing otherwise) into  Approved Cash Investments to which Borrowers shall have access and withdrawal rights unless and until an Event of Default has occurred which is then continuing, in which case Lender alone shall control all such balances.

(c) Chargebacks.  No payment item received by Lender shall constitute payment to Lender until such item is actually collected by Lender and credited to the Collections Account; provided, however, that Lender shall have the right to charge back to the Collections Account (or any other deposit account of Obligors, or any of them,  maintained with Lender) an Item which is returned for inability to collect, plus accrued interest during the period of Lender’s provisional credit for such item prior to receiving notice of dishonor.

(d) Power of Attorney; Security Interest; Applicable Fees.  Each Obligor hereby irrevocably appoints Lender (and any Person designated by Lender) as such Obligor’s attorney-in-fact to indorse such Obligor’s name on any Items which come into Lender’s possession or control, this power being coupled with an interest and being irrevocable so long as any of the Obligations remain outstanding.  Such endorsement by Lender under such power of attorney shall, for all purposes, be deemed to have been made by Obligor (prior to any subsequent endorsement by Lender) in negotiation of the Item.  In addition to the security interest granted Lender in Section 3, each Obligor hereby grants Lender a security interest in and to all Items, funds, and balances held in any lockbox, any Funding Account, and any Collections Account, in each case as Collateral for the Obligations.  Obligors  shall pay all of Lender’s standard fees and charges in connection with any lockboxes, Funding Accounts, and Collections Accounts and the processing of Items and other transactions relating thereto, as such fees and charges may change from time to time.

2.9 Letters of Credit.

(a) Issuance of Letters of Credit.  Subject to the terms and conditions of this Agreement, Lender shall from time to time issue, extend, or renew Letters of Credit for the account of Borrowers; provided that (i) Borrower Agent shall have given Lender not less than five (5) Business Days’ written notice thereof; (ii) Lender shall have no obligation to issue any Letter of Credit, if (A) doing so would cause (1) the Working Capital Obligations to exceed the lesser of the Borrowing Base and the Revolving Loan Commitment or (2) the LC Obligations to exceed the LC Sublimit; or (B) the expiration date of such requested Letter of Credit would occur after the date specified in clause (a) of the definition of Termination Date; and (iii) all other conditions precedent to the issuance of each such Letter or Credit set forth in this Agreement shall have been satisfied or waived in writing by Lender.  All payments made by Lender under any Letter of Credit (whether or not a Borrower is the account party) and all fees, commissions, discounts, and other amounts owed or to be owed to Lender in connection therewith, shall be paid on demand, unless (x) Borrower Agent instructs Lender to make a Revolving Loan to pay such amount, (y) Lender agrees to do so, and (z) sufficient Excess Availability exists to make such Revolving Loan.  All LC Obligations shall be secured by the Collateral.  Borrower Agent or, if requested by Lender, Borrowers, shall complete and sign such applications and supplemental agreements and provide such other documentation as Lender may require in respect to the issuance and administration of the Letters of Credit.  The form and substance of all Letters of Credit shall be subject to Lender’s approval.  Lender may charge certain fees or commissions for the issuance, handling, renewal or extension of a Letter of Credit, in addition to the fees payable pursuant to Section 2.11.  Borrowers unconditionally guarantee the payment and performance of all obligations of any Subsidiary with respect to Letters of Credit issued for the account of such Subsidiary.  Upon Lender’s request during the existence of an Event of Default, Obligors shall immediately deliver to Lender immediately available funds in an amount equal to one hundred five percent (105%) of the LC Obligations, which Lender shall hold as cash Collateral for the payment of Obligations related to the Letters of Credit.

(b) Law Governing Letter of Credit.  Each Letter of Credit issued hereunder shall be governed, as applicable, by (i) the Uniform Customs and Practice for Documentary Credits International Chamber of Commerce (“ICC”), Publication 600, or any subsequent revision or restatement thereof adopted by the ICC and in use by Lender or (ii) the International Standby Practices, ICC Publication No. 590, or any subsequent revision or restatement thereof adopted by the ICC and in use by Lender, except to the extent that the terms of such publication would limit or diminish rights granted to Lender hereunder or in any other Loan Document, in which case the rights of Lender granted hereunder or in any other Loan Document shall govern and control.

2.10 Fees.

(a) Closing Fee.  On the Closing Date, Borrowers shall pay Lender a non-refundable, fully earned closing fee in the amount of Seventy-Five Thousand Dollars ($75,000).

(b) Unused Line Fee.  Borrowers shall pay Lender a fee for each day of the Term equal to (A) the Applicable Unused Line Fee Percentage (as defined below),  divided by (B) 360 (or, if applicable, pursuant Section 2.3(d), 365/366), times (C) the amount by which the Revolving Loan Commitment exceeded the Working Capital Obligations on such day.  Borrowers shall pay this fee on the first day of each calendar month, commencing on the first of such days following the Closing Date, for each day in the preceding calendar month (or portion thereof), and on the Termination Date.  As used herein, the “Applicable Unused Line Fee Percentage” means (i) one-half of one percent (.50%) per annum, if the Working Capital Obligations for the relevant period are less than fifty percent (50%) of the Revolving Commitment and (ii) one-fourth of one percent (1/4%) per annum, if the Working Capital Obligations for the relevant period equal or exceed fifty percent (50%) of the Revolving Commitment.

(c) Letter of Credit Fees.  Borrowers shall pay to Lender, at such times as Lender shall require, Lender’s standard fees, commissions, and charges in connection with Letters of Credit (including, without limitation, with respect to the initial issuance thereof and any amendments, extensions, or modifications with respect thereto), as in effect from time to time, and with respect to standby and commercial Letters of Credit, at the time of issuance of each Letter of Credit, a fee equal to the then effective Applicable Margin for Revolving Loans made as LIR Loans on the face amount of the Letter of Credit for the period of time the Letter of Credit will be outstanding.  Borrowers agree that, in all instances in which Lender has invoked the Default Rate in accordance with Section 2.3(g), Borrowers shall pay Lender an additional issuance fee for each Letter of Credit for the period of time during which the Default Rate is in effect at the additional rate described for Letters of Credit in the definition of “Default Rate” and such additional issuance fee shall be payable on demand.

(d) Collateral Management Fees. Borrowers shall pay to Lender a collateral management fee equal to One Thousand Five Hundred Dollars ($1,500) per month,  which shall be due and payable on the Closing Date and on the first day of each succeeding calendar month following the Closing Date until the end of the Term.

(e) Field Examinations.  Borrowers shall pay for all field examinations to the extent required by Section 6.5.

(f) Appraisals.  [Intentionally Omitted];

(g) Fees Fully Earned.  Unless otherwise expressly stated herein, all fees payable to Lender pursuant to this Agreement or the other Loan Documents shall be deemed fully earned when they become due and payable and, once paid, shall be deemed non-refundable, in whole or in part; and, to the extent of applicable law,  all such fees shall be deemed compensation to Lender for services rendered and not interest or any other charge for the use, forbearance to collect or detention of money.

2.11 Statement of Account.  If Lender provides Borrower Agent with a statement of account in respect of any sums owing hereunder or under any other Loan Documents, on a periodic basis, each such statement shall be final, conclusive and binding on Borrowers for all purposes (absent manifest error), unless, within forty-five (45) days of its receipt of such statement,  Borrower Agent objects to Lender  in writing and with specificity to such statement.

2.12 Termination.  Borrowers may terminate this Agreement and the Commitments  before the Termination Date, in whole but not in part, by Borrower Agent giving Lender thirty (30) days prior written notice; provided, however, that no termination by Borrowers shall be effective until (a) Lender shall have received cash collateral equal to 105% of all Obligations which remain contingent (e.g., LC Obligations and then outstanding indemnification payments) or an irrevocable direct-pay letter of credit naming Lender as beneficiary, which letter of credit shall be in form and substance satisfactory to Lender, be issued by a bank domiciled in the United States which would qualify as an “Eligible Assignee” if made “Lender” hereunder and otherwise satisfactory to Lender, in its Permitted Discretion, and be in an original face amount equal to 105% of all such Obligations  and (b) all other Obligations have been fully and finally paid and performed.  Any notice of termination shall be irrevocable.  Lender may terminate this Agreement and the Commitments at any time, without notice, during the existence of an Event of Default.

2.13 USA Patriot Act Notice.  To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who opens an account.  For purposes of this section, account shall be understood to include loan accounts.

3. SECURITY AGREEMENT.

3.1 Security Interest.

(a) Grant. As security for the full and final payment and performance of the Obligations, each Obligor hereby grants to Lender (as agent for the benefit of itself and any of the Lender Affiliates to which at any time such Obligor or any Subsidiary may owe any Obligations) a continuing security interest in and to all right, title, and interest of such Obligor in and to the Collateral, whether now owned or hereafter acquired by such Obligor, howsoever arising and wherever located.

(b) Care. Except as expressly required by the Security Agreements or applicable law, Lender shall have no obligation to (i) exercise any degree of care in connection with any Collateral in its possession or (ii) take any steps necessary to preserve any rights in the Collateral or to preserve any rights in the Collateral against senior or prior parties (which steps each Obligor agrees to take).  In any case, Lender shall be deemed to have exercised reasonable care of the Collateral if Lender takes such steps for the care and preservation of the Collateral or rights therein as Lender takes for its own,  similar property; provided that Lender’s omission to take any action requested by an Obligor or Borrower Agent in regard to the foregoing shall not be deemed a failure to exercise reasonable care.  Lender’s segregation or specific allocation of specified items of Collateral against any of the Obligations after an Event of Default has occurred and while it is continuing shall not waive or affect any Lien against other items of Collateral or any of Lender’s options, powers, or rights under this Agreement or otherwise arising.

(c) Actions. Lender may at any time and from time to time from and after the occurrence of any Event of Default, and during its continuation, with or without notice to Obligors, (i) transfer any of the Collateral into the name of Lender or the name of Lender’s nominee in connection with any sale of Collateral made pursuant to and in accordance with Section 9.2(c) of this Agreement and the applicable provisions of the UCC, and subject at all times thereto, (ii) notify any Account Debtor or other obligor with respect to any of the Collateral to make payment of any amounts due or to become due thereon directly to Lender, and (iii) receive and direct the disposition of any proceeds of any Collateral.  All proceeds of Collateral so derived from the foregoing actions shall be applied to the Obligations in whatever order Lender shall determine.

(d) Sanctioned Person. Any term or provision of this Agreement or the other Loan Documents to the contrary notwithstanding, (i) no Account, Instrument, Chattel Paper, or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person or (ii) any lease under which the lessee is a Sanctioned Person shall be Collateral or shall be credited toward the payment of the Obligations.

(e) Stock in Foreign Subsidiary. Unless otherwise expressly provided in a separate Security Document, the Collateral shall not include more than sixty-six and two-thirds percent (66-2/3%) of any voting Equity Interests (as contemplated in Treas. Reg. Section 1.956-2(c)(2)) issued to an Obligor by any “controlled foreign corporation” (as such term is defined in Section 957 of the Code).

3.2 Financing Statements; Fixture Filings; Power of Attorney.  Each Obligor authorizes Lender, in its discretion,  to file any financing statements (and other similar filings or public records or notices relating to the perfection of Liens), fixture filings and amendments thereto relating to the Collateral which at any time or from time to time Lender in its discretion deems appropriate, in form and substance required by Lender, and to (a) describe the Collateral thereon (i) as “all personal property of the debtor,” “all assets,” or words of similar effect, if appropriate and permitted by applicable law, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or any other applicable law, or (ii) by specific collateral category and (b) include therein all other information which is required by Article 9 of the UCC or other applicable law with respect to the preparation or filing of a financing statement (or other similar filings or public records or notices relating to the perfection of Liens), fixture filing, or amendment.  Each Obligor appoints Lender as its attorney-in-fact to perform all acts which Lender deems appropriate to perfect and to continue perfection of the Lien granted to Lender under any Security Agreement, including, without limitation, (x) the filing of financing statements (and other similar filings or public records or notices relating to the perfection of Liens), fixture filings, and amendments, (y) the execution in such Obligor’s name of any agreements providing for Control over any applicable Collateral, and (z) the endorsement, presentation, and collection on behalf of such Obligor and in such Obligor’s name of any Items or other documents necessary or desirable to collect any amounts which such Obligor may be owed, such power of attorney being coupled with an interest and is therefore irrevocable.  Effective upon the occurrence of an Event of Default and continuing at all times during its continuance, each Obligor grants Lender a non-exclusive license and right to use, without royalty or other charge, such Obligor’s intellectual and other property (including, without limitation, any licensed intellectual property, unless prohibited by the enforceable terms of such license) for purposes of advertising any Collateral for sale, collecting any Accounts, disposing of or liquidating any Collateral, settling claims, or otherwise exercising any of its rights and remedies under the Loan Documents (including, without limitation, labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, product line names, advertising materials, and any other property of a similar nature).  Each Obligor’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit effective upon the occurrence of an Event of Default and continuing at all times during its continuance in connection with the exercise by Lender of its rights and remedies hereunder. Each Obligor shall be liable for any and all expense incurred in connection with Lender’s exercising its rights under this Section 3.2.

3.3 Entry.  Each Obligor (for itself and on behalf of its Subsidiaries) irrevocably consents to any act by Lender or its agents in accordance with the terms of this Agreement or any other Loan Document in entering upon any premises for the purposes of either (a) inspecting any Collateral subject to and in accordance with Section 6.5, or (b) effective upon the occurrence of an Event of Default and continuing at all times during its continuance in connection with the exercise by Lender of its rights and remedies hereunder,  taking possession of or repossessing any Collateral. Each Obligor waives, as to Lender and its agents, any now existing or hereafter arising claim based upon trespass or any similar cause of action for entering upon any premises where Collateral may be located.

3.4 Other Rights.  Without limiting any Credit Party’s obligations under the Loan Documents, each Obligor authorizes Lender from time to time (a) to (i) take from any party and hold additional Collateral or Guaranty for the payment of the Obligations or any part thereof, (ii) exchange, enforce, or release such Collateral or Guaranty or any part thereof, and (iii) release or substitute any endorser or Guarantor or any party who has granted Lender any security interest in any property as security for the payment of the Obligations or any part thereof or any party in any way obligated to pay the Obligations or any part thereof, and (b) during the existence of any Event of Default, to direct the manner of the disposition of the Collateral and the enforcement of any endorsements, guaranties, letters of credit, or other security or Supporting Obligations relating to the Obligations or any part thereof as Lender in its discretion may determine.

3.5 Accounts.  Lender may, in its Permitted Discretion, contact any Account Debtor (a) to ensure such Account Debtor is directing payments on each Obligor’s Accounts to a lockbox or a Collections Account (as applicable), (b) to notify such Account Debtor of the existence of Lender’s Liens under the Security Agreements, provided that such contact  is preceded by reasonable advance notice from Lender to Borrower Agent (barring exigent circumstances) unless a Default or an Event of Default then exists.

3.6 [Intentionally Omitted] .

3.7 Waiver of Marshaling.  Each Obligor hereby waives any right it may have to require marshaling of its or any other Obligor’s assets.

3.8 Control; Further Assurances.  Each Obligor will, at its expense, cooperate with Lender in (a) obtaining Control of, or Control agreements with respect to, Collateral for which Control or a Control agreement is required for perfection of Lender’s security interest under the UCC and (b) perfecting Lender’s Lien in the Collateral by any one or more methods of perfection requested by Lender. In addition to the foregoing, all Deposit Accounts maintained with Lender shall be deemed at all times to be under Lender’s Control; provided,  that, without limiting the generality of the foregoing, each Obligor shall promptly, upon Lender’s request, execute and deliver to Lender a Control Agreement in favor of Lender, in its capacities as secured party and depository institution, reading such Deposit Accounts.

4. CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT.

4.1 Conditions Precedent to Initial Loans.  In addition to any other requirement set forth in this Agreement, Lender shall not be required to fund any Loan or make any other extensions of credit hereunder unless and until the following conditions shall have been satisfied, in the sole opinion of Lender and its counsel:

(a) Execution and Delivery of Documents.  Each Credit Party and each other party to any Loan Document, as applicable, shall have executed and delivered each of the following documents, each of which shall be in form and substance satisfactory to Lender:

(i) This Agreement;

(ii) Each Note;

(iii) Each Guaranty required by Lender as of the Closing Date from each Subsidiary Guarantor;

(iv) All deposit account control agreements, securities account control agreements, required by Lender;

(v) A pledge agreement by and between each Obligor owning Equity Interests in any other Obligor or Obligors and Lender with respect to the pledge of such Equity Interests to Lender as security for the Obligations; .

(vi) A remittance direction letter signed by Borrower Agent addressed to PNC National Bank and co-signed by PNC National Bank or other, similar documentation having substantially the same effect and otherwise satisfactory to Lender, in its Permitted Discretion;

(vii) [Intentionally Omitted];

(viii) [Intentionally Omitted];

(ix) A Collateral Disclosure Certificate duly completed by each Obligor and each other credit Party requested to do so by Lender;

(x) The initial Notice of Borrowing, duly  completed by Borrower Agent, detailing the uses of the proceeds of the initial disbursements of the Loans (which shall all be for Permitted Purposes only);

(xi) [Intentionally Omitted];

(xii) [Intentionally Omitted];

(xiii) [Intentionally Omitted;]

(xiv) A complete and final payoff letter from PNC National Bank and any other creditor to which any Obligor has Debt which is to be paid in full with the proceeds of the initial Loans;

(xv) A closing certificate from a Senior Officer of Borrower Agent certifying as Obligors’ Solvency,  their compliance with those the conditions precedent set forth in  clause (xii) of subsection (b)  of this Section 4.1  and as to such other matters concerning Obligors relevant hereto as Lender in its Permitted Discretion may request;

(xvi) A secretary’s certificate (or substantively similar document acceptable to Lender) for each Credit Party that is an entity which shall include, either directly or by incorporated attachments, (A) certifications as to the incumbency of each of such Credit Party’s officers, together with specimen signatures of those of those officers who will have the authority to execute documents on behalf of such Credit Party; (B) true and complete copies of (1) such Credit Party’s articles or certificate of incorporation, organization, or formation; (2) such Credit Party’s bylaws, operating agreement, partnership agreement or other constitutional documents; and (3) resolutions of the appropriate governing body or board authorizing the transaction contemplated herein; and (C) certifications as to such other matters as Lender may require;

(xvii) The legal opinion of each Credit Party’s legal counsel addressed to Lender regarding such matters relevant hereto as Lender and its counsel may reasonably request;

(xviii) An initial  Borrowing Base Certificate duly completed by Borrower Agent, together with all supporting statements, schedules, and reconciliations as may be required by Lender, in its Permitted Discretion, consistent with Section 6.6(a)  in connection therewith; and

(xix) Any and all additional opinions, documents, certificates, and other assurances that Lender or its counsel may require in connection therwith, in its Permitted Discretion.

(b) Supporting Documents and Other Conditions.  Obligors shall cause to be delivered to Lender the following documents (each of which must be in form and substance satisfactory to Lender in its discretion) and shall satisfy the following conditions:

(i) Good standing certificates (or certificates of similar import and substance) for each Credit Party that is an entity from the state or other jurisdiction in which such Credit Party was incorporated, organized, or formed and from each state or other jurisdiction in which such Credit Party is authorized to do business, each of which shall be certified by the appropriate official of each such jurisdiction;

(ii) UCC searches and other Lien searches showing no existing security interests in or Liens on the Collateral (other than Permitted Liens);

(iii) Certificates of, evidence of, copies of all policies of, and other documents regarding the insurance required by Section 6.3, together with endorsements thereto favoring Lender  as required by Section 6.3;

(iv) UCC financing statements (and other similar filings or public records or notices relating to the perfection of Liens) and, if applicable, certificates of title covering the Collateral shall duly have been recorded or filed in the manner and places required by law to establish, preserve, protect, and perfect the interests and rights created or intended to be created by the Security Agreements, and all taxes, fees, and other charges in connection with the execution, delivery, and filing of the Security Agreements and the financing statements (and any other similar filings or public records or notices relating to the perfection of Liens) shall have been paid;

(v) Lender shall have received Obligors’ historical consolidated financial statements (including balance sheets, income statements and statements of cash flow),  internally prepared, for Obligors’ most recently ended Fiscal Month ending not later thirty (30) days prior to the Closing Date and for the Fiscal Year to date, together with projections internally prepared of such financial statements on a month-to-month basis for the period from July 1, 2014 until the end of Obligors’ 2014 Fiscal Year end, and such other financial data relevant to Obligors as Lender in its Permitted Discretion may request;

(vi) All Collateral and field exams required by Lender shall have been completed;

(vii) Lender shall be satisfied in all respects with each Obligor’s and its Subsidiaries’ capital structure (both before and after giving effect to the transactions contemplated in this Agreement and the other Loan Documents) and the terms of each Obligor’s and its Subsidiaries’ debt and equity;

(viii) All fees due Lender from Obligors shall have been paid, and all costs incurred by Lender to be reimbursed by Obligors pursuant hereto shall have been reimbursed,  and Lender shall have received satisfactory evidence of payment to other parties of all fees or costs which any Credit Party is required under the Loan Documents to pay by the date of the initial Loan or Letter of Credit;

(ix) There shall be no litigation in which any Credit Party or Subsidiary is a party defendant, which Lender determines, in its Permitted Discretion,  could reasonably be expected to have a Material Adverse Effect;

(x) Lender shall have received each Obligor’s and its Subsidiaries,’ the Consolidated Companies’ and any Guarantor’s financial statements for its and their respective most recently completed Fiscal Year ending and most recently completed Fiscal Quarter and Fiscal Month together with such other financial reports and information concerning such Persons as Lender shall request;

(xi) Lender shall have received Projections for the remainder of the one (1) year period ending on December 31, 2014,  prepared on a month-to-month basis;

(xii) Lender shall have determined that, (A) after giving effect to, the Loans to be made on the Closing Date, the issuance of any Letters of Credit to be issued on the Closing Date, and the payment of all fees and reimbursement of all closing costs incurred on or prior to the Closing Date, Excess Availability shall not be less than an amount equal to not less than the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) plus the aggregate amount of all of Obligors’ accounts payable which are more than thirty (30) days past due;  (B) Obligor’s Fixed Charge Coverage Ratio, determined in accordance with Section 8.1,  for the twelve (12) Fiscal Months of Obligors ending with the last Fiscal Month  not more than thirty (30) days prior to the Closing Date for which financial statements have been delivered to Lender by Obligors giving effect to the transactions contemplated hereby, as set forth hereinabove,  as if occurring within such period, is not less than 1.10:1.00.

4.2 Conditions Precedent to Each Loan and Letter of Credit.  In addition to any other requirements set forth in this Agreement, Lender shall not be required to fund any Loan or issue any Letter of Credit (including those made or issued on the Closing Date) unless and until each of the following conditions shall have been satisfied, in Lender’s sole opinion, exercised in Good Faith, and each request for a Loan or the issuance of a Letter of Credit shall be deemed to be a representation that all such conditions have been satisfied:

(a) Notice of Borrowing; Letter of Credit Request.  If required by this Agreement or by Lender, Borrower Agent shall have delivered to Lender a Notice of Borrowing (for the making of Loans) or a request for the issuance of a Letter of Credit (in accordance with Section 2.10), together with, in each case, such other information Lender may request;

(b) No Default.  No Default or Event of Default shall have occurred and be continuing or would result from the making or issuance of the requested Loan or Letter of Credit;

(c) Correctness of Representations.  All representations and warranties made to Lender by any Credit Party in any Loan Document or otherwise in writing shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of date of the requested Loan or Letter of Credit;

(d) No Material Adverse Effect.  There shall have been no change which could have a Material Adverse Effect on Obligors, or any of them, any Credit Party or any Subsidiary of Obligors since the date of the most recent financial statements of such Person delivered to Lender from time to time;

(e) Limitations Not Exceeded.  Any making or issuance of any requested Revolving Loan or Letter of Credit would not cause the Working Capital Obligations to exceed the lesser of the Revolving Loan Commitment and the Borrowing Base; and

(f) Further Assurances.  Each Credit Party shall have delivered such further documentation or assurances as Lender may reasonably require.

5. REPRESENTATIONS AND WARRANTIES.

To induce Lender to enter into this Agreement and to make the Loans or extend credit as provided for herein, each Obligor makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents.  Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of the date of each request for a Loan or extension of credit hereunder:

5.1 Valid Existence and Power.  Each Obligor and each Subsidiary are corporations, limited liability companies or limited partnerships, as applicable, duly incorporated, organized, or formed, validly existing, and in good standing under the laws of their respective jurisdiction of incorporation, organization, or formation and are duly qualified or licensed to transact business in all places where the failure to be so qualified could reasonably be likely to have a Material Adverse Effect.  Each Obligor, each Subsidiary  and each other Credit Party  has the power to make and perform the Loan Documents executed by it and all Loan Documents will constitute the legal, valid, and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally.  Each Obligor is organized under the laws of the jurisdiction set forth in the preamble to this Agreement, and has not changed the jurisdiction of its organization within the five (5) years preceding the Closing Date.

5.2 Authority.  The execution, delivery, and performance thereof by each Obligor and each other Person (other than Lender) executing any Loan Document have been duly authorized by all necessary actions of such Person, and do not and will not violate any provision of law or regulation, or any writ, order, or decree of any Governmental Entity or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument, or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound, or affected.

5.3 Financial Condition.  Other than as disclosed in financial statements delivered to Lender on or before the Closing Date or on Schedule 5.3, attached hereto and made a part hereof, none of any Obligor, any Subsidiary, or (to the knowledge of any Obligor) any Guarantor has any material direct or contingent obligations or liabilities or any material unrealized or anticipated losses from any commitments of such Person.  As of the Closing Date, all material operating and capital leases under which an Obligor, any Subsidiary, or (to the knowledge of each Obligor) any Guarantor is lessee are disclosed in the financial statements delivered to Lender on or before the Closing Date or on Schedule 5.3.  All financial statements from time to time delivered to Lender by Obligors shall have been prepared in accordance with GAAP and fairly present the financial condition of such Person as of the date thereof.  All Projections shall be based on Obligors’ Good Faith assessment of the future of its business at such time and Obligors shall have had a reasonable basis for such assessment at the time made.  No Obligor is aware of any material adverse fact (other than facts which are generally available to the public and not particular to such Obligor, such as general economic trends) concerning the condition (financial or otherwise) or future prospects of such Obligor or any Subsidiary or any Guarantor which has not been fully disclosed to Lender, including any material and adverse change in the operations or financial condition of such Person since the date of the most recent financial statements delivered to Lender.  Each Credit Party is Solvent and, after consummation of the transactions set forth in this Agreement and the other Loan Documents, including the initial disbursements of Loans and application of the proceeds thereof, will be Solvent. No transfer of any property is being made by any Obligor,  and no Debt is being incurred by any Obligor, in connection with the transactions set forth in this Agreement and the other Loan Documents  with the intent to hinder, delay or defraud either present or future creditors of such Obligor.

5.4 Litigation.  Except as disclosed on Schedule 5.4, attached hereto and made a part hereof, there are no suits or proceedings pending or, to each Obligor’s knowledge, threatened by or before any Governmental Entity against or affecting such Obligor, any Subsidiary or (to Obligors’  knowledge) any Guarantor or other Credit Party, or their respective assets, which if adversely determined could reasonably be expected to have a Material Adverse Effect.

5.5 Agreements, Etc.  Neither any Obligor nor any Subsidiary is a party to any agreement or instrument or subject to any order or decree of any Governmental Entity or any charter or other corporate restriction, adversely affecting its business, assets, operations, or condition (financial or otherwise), nor is any such Person in default in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, or any law, regulation, decree, order, or the like to which it is subject which, in each such case,  could reasonably be expected to have a Material Adverse Effect.

5.6 Authorizations.  All authorizations, consents, approvals, and licenses required under applicable law which are necessary and material for the ownership or operation of the property owned or operated by an Obligor or any Subsidiary or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and it is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any Governmental Entity having jurisdiction over such Person, which default would have a Material Adverse Effect on such Person.  No approval, consent or authorization of, or filing or registration with, any Governmental Entity is required with respect to the execution, delivery or performance of any Loan Document.

5.7 Title.  Each Obligor and each Subsidiary has good title to all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens.  Obligors alone have full ownership rights in all Collateral.

5.8 Collateral.

(a) The security interests granted to Lender herein and pursuant to any other Security Agreement (a) constitute and, as to subsequently acquired property included in the Collateral covered by the Security Agreement, will constitute, security interests under the UCC entitled to all of the rights, benefits, and, if perfected, priorities provided by the UCC and (b) are and, as to such subsequently acquired Collateral, will be fully perfected, superior, and prior to the rights of all third persons, now existing or hereafter arising, upon the filing of a UCC-1 financing statement (with respect to all Collateral which may be perfected by the filing of a UCC-1 financing statement).  All of the Collateral is intended for use solely in Obligors’ respective businesses.

(b) Schedule 5.8(b) sets forth all of the Credit Parties’ insurance policies in effect as of the Closing Date and sets forth as to each such policy (as applicable), in summary form,  the type of insurance provided by such policy, the underwriter thereof, the maximum coverage provided thereunder, the deductible applicable thereto, and a brief description of any non-customary term as set forth therein.  Each of such policies is currently in effect and all premiums thereon have been paid to date.

(c) All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, trade names, assumed names, trade secrets and licenses owned or utilized by Obligors on the Closing Date and necessary for and material to the operation of Obligors’ respective businesses are set forth on Schedule 5.8(c) attached hereto and made part hereof; are valid and have been duly registered or filed with all appropriate Governmental Entities;  and constitute all of the intellectual property rights which are necessary for and material to the operation of its business; there is no objection to or pending challenge to the validity of any such material patent, trademark, copyright, design right, trade name, trade secret or license and no Obligor is  aware of any grounds for any challenge, except as may be set forth in Schedule 5.8(c) attached hereto and made part hereof.

5.9 Jurisdiction of Organization; Location.  The jurisdiction in which each Obligor and each Subsidiary is organized, the chief executive office of each Obligor and each Subsidiary, the office where each Obligor’s and each Subsidiary’s books and records are located, all of each Obligor’s and each Subsidiary’s other places of business, and any other places where any Collateral  is kept, are all correctly and completely indicated on Schedule 5.9 attached hereto and made part hereof.  All material Collateral is located and shall at all times be kept and maintained only at a Permitted Location.  No material amount of Collateral is attached or affixed to any real property so as to be classified as a Fixture unless Lender has a Lien on the Real Property on which such Fixtures are located otherwise agreed in writing.  No Obligor has changed it legal status or the jurisdiction in which it is organized or moved its chief executive office or made use of any trade, assumed, or fictitious name within the five (5) years preceding the Closing Date, except as may be set forth on Schedule 5.9.

5.10 Taxes.  Each Obligor and each Subsidiary have filed all Federal and state income and other tax returns which are required to be filed, and unless being Properly Contested or proper extensions have been timely filed, have paid all taxes as shown on said returns and all taxes, including withholding, FICA, and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due.  Neither any Obligor nor any Subsidiary is subject to any Federal, state, or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any taxes unless being Properly Contested.   Each Obligor and each Subsidiary have paid all sales and excise taxes payable by it unless being Properly Contested.

5.11 Labor Law Matters.

(a) No goods or services have been or will be produced by any Obligor or any Subsidiary in material violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in material violation of any minimum wage, wage-and-hour or other similar laws or regulations.

(b) Except as set forth on Schedule 5.11  attached hereto and made part hereof,  neither any Obligor nor any Subsidiary is party to or bound by any collective bargaining agreement, management agreement, or consulting agreement.  There are no material grievances, disputes, or controversies with any union or other organization of any Obligor’s or any Subsidiary’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages, or demands for collective bargaining.

5.12 Accounts.  Each Account, Instrument, Chattel Paper, and other writing constituting any portion of the Collateral (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors’ rights; (b) is not subject to any deduction or discount (other than as stated in the invoice and disclosed to Lender in writing), defense, set-off, claim, or counterclaim of a material nature against any Obligor except as to which Obligors promptly notified Lender in writing; (c) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except as to which Obligors promptly notified Lender in writing; (d) arises from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (e) is free of all Liens; and (f) is for a liquidated amount maturing as stated in the invoice therefor.  That portion of any Account included in any Notice of Borrowing, Borrowing Base Certificate, report, or other document as an Eligible Account meets all the requirements of an Eligible Account set forth herein.

5.13 Judgment Liens.  Neither any Obligor nor any Subsidiary, nor any of their respective assets, are subject to any unpaid judgments (whether or not stayed) or any judgment Liens in any jurisdiction, in each case, (a) which were not disclosed to Lender in writing on or before the Closing Date or (b) of which any Obligor has not given notice to Lender in accordance with Section 6.4.

5.14 Organization Structure.

(a) As of the date hereof, Schedule 5.14, attached hereto and made a part hereof, sets forth (i) the correct name of each Subsidiary and its jurisdiction of organization; (ii) the name of each of each Obligor’s Affiliates (including, without limitation, any joint ventures) and the nature of the affiliation; (iii) the number, type or class, and name of the holder of all issued and outstanding Equity Interests of each Obligor and each of its Subsidiaries, together with the number and percentage of Equity Interests held by each such holder; and (iv) the number of authorized and issued Equity Interests (and treasury shares) of each Obligor and each Subsidiary, by type or class.

(b) Each Obligor has good title to all of the Equity Interests that it purports to own of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens.  All such Equity Interests have been duly issued and are fully paid and non-assessable.  Since the date of the last audited financial statements of the Consolidated Companies or, as applicable, each Obligor and its Subsidiaries delivered to Lender, no Obligor has made, or obligated itself to make, any Restricted Payment, except as otherwise permitted hereunder.  Except as set forth on Schedule 5.14, there are no outstanding options to purchase, or any rights or warrants to subscribe for or acquire, or any commitments or agreements to issue or sell, or any Equity Interests or obligations convertible into, or any powers of attorney relating to, Equity Interests issued by an Obligor or any of its Subsidiaries.  Except as may be set forth on Schedule 5.14, with respect to ENGlobal Holdings’ ownership interest in the Equity Interests of any of its Subsidiaries, there are no outstanding agreements or instruments binding upon ENGlobal Holdings relating to such Equity Interests issued by any of its Subsidiaries  relating to the ownership thereof.

5.15 Deposit Accounts.  Each Obligor and its Subsidiaries have no Deposit Accounts other than (a) on the Closing Date, those listed on Schedule 5.15 attached hereto and by reference made part hereof and (b) after the Closing Date, those permitted by Section 7.15.

5.16 Environmental.  Except as disclosed on Schedule 5.16, attached hereto and made a part hereof, and except for ordinary and customary amounts of solvents, cleaners and similar materials used in the ordinary course of each Obligor’s or a Subsidiary’s business and in strict compliance with all Environmental Laws, none of any Obligor, any Subsidiary, or, to each Obligor’s knowledge, any current or previous owner or operator of any real property currently owned or operated by an Obligor or a Subsidiary, has generated, stored, or disposed of any Regulated Material on any portion of such property, or transferred any Regulated Material from such property to any other location in material violation of any applicable Environmental Laws.  Except as disclosed on Schedule 5.16, no Person (other than an Obligor or a Subsidiary) has generated, stored or disposed of any Regulated Material on any portion of the real property currently owned or operated by an Obligor or any Subsidiary, and, except for ordinary and customary amounts of solvents, cleaners and similar materials used in the ordinary course of an Obligor’s or a Subsidiary’s business and in material compliance with all Environmental Laws, no Regulated Material is now located on such property.  Except as disclosed on Schedule 5.16, each  Obligor and its Subsidiaries is in material compliance with all applicable Environmental Laws and neither any Obligor nor any Subsidiary has been notified of any action, suit, proceeding, or investigation which calls into question compliance by an Obligor or any Subsidiary with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit, or approval necessary for the generation, handling, storage, treatment, or disposal of any Regulated Material.

5.17 ERISA. Schedule 5.17 lists all Plans, including any Pension Plans and Multiemployer Plans,  established by any Credit Party, any of its Subsidiaries, or, with respect to any such Plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate (if any) and, to the extent thereof:

(a) Each Plan (if any)  is in material compliance in all material respects with the applicable provisions of ERISA, the Code, and other Federal and state laws.  Each Plan that is intended to be a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or an application for a favorable determination letter has been filed with respect thereto and, to the knowledge of the Credit Parties, nothing has occurred and no action has failed to be taken which could reasonably be expected to prevent or cause, as applicable, the loss of such qualified status.  Each Credit Party and its ERISA Affiliates have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code or any other relief from minimum funding standards under Sections 412 or 430 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Entity, with respect to any Plan. No prohibited transaction or violation of the fiduciary rules with respect to any Plan has occurred.

(c) (i) No ERISA Event or event described in Section 4062(e) of ERISA has occurred and is continuing or is reasonably expected to occur with respect to any Plan; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or Section 4242 of ERISA with respect to any Multiemployer Plan; and (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212 of ERISA.

(d) No Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA, or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or violated any fiduciary responsibility rules which would subject such Plan or any other Plan of any Obligor or any of its ERISA Affiliates,  or any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Plan or any such trust to any material penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code.

(e) No Credit Party or, to each Credit Party’s knowledge, any of its ERISA Affiliates has made any promises of pension or welfare benefits to employees, except as set forth in the Plans.

(f) Within the last six (6)  months preceding the Closing Date,  no Pension Plan with an Unfunded Pension Liability (if any) has been transferred outside the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or any ERISA Affiliate.

(g) With respect to any Foreign Plan, if any (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.  No Credit Party or any of their Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

(h) No Obligor is required to contribute to and is not contributing to a Multiemployer Plan, and  no Obligor has any withdrawal liability to any Multiemployer Plan.

5.18 Investment Company Act.  Neither any Obligor nor any of its Subsidiaries is an “investment company” as defined in the Investment Company Act of 1940, as amended.

5.19 Insider.  No Obligor is, and no Person having “control” (as that term is defined in  U.S.C. § 375(b)(5) or in regulations promulgated pursuant thereto) of an Obligor is, an “executive officer,” “director,” or “principal shareholder” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Lender, of a bank holding company of which Lender is a subsidiary, or of any subsidiary of a bank holding company of which Lender is a subsidiary.

5.20 Sanctioned Persons; Sanctioned Countries.  None of any Obligor, its Subsidiaries, or its Affiliates or any Guarantor or other Credit Party  (a) is a Sanctioned Person or (b) does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC.  No Obligor will use the proceeds of any extension of credit hereunder to fund any operation in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country.

5.21 Compliance with Covenants; No Default.  Each Obligor is, and upon the making of the initial extensions of credit on the Closing Date will be, in compliance with all of the covenants hereof.  No Default or Event of Default is in existence, on the Closing Date, and the execution, delivery, and performance of the Loan Documents and the making of the initial extensions of credit on the Closing Date will not cause a Default or  Event of Default to exist.

5.22 Full Disclosure.  Each Credit Party has disclosed to Lender each fact and circumstance which such Credit Party knows or should know and which, by itself or together with any other fact disclosed or undisclosed, could reasonably be expected to have Material Adverse Effect.  No Loan Document or any other agreement, document, certificate, or statement delivered by a Credit Party or a Subsidiary to Lender contains any untrue statement of a material fact or omits to state any material fact which is known or which should be known by such Person necessary to keep the other statements from being misleading.

5.23 Collateral Disclosure Certificates.  All information set forth in each Collateral Disclosure Certificate is true and correct in all material respects as of the date thereof.

5.24 [Intentionally Omitted] .

5.25 Brokers.  No brokerage commissions, finder’s fees, investment banking fees, or similar fees, commissions, or charges are payable or will become payable under any circumstances in connection with any transactions contemplated by this Agreement or the other Loan Documents.

5.26 Inactive Subsidiaries.  Neither Inactive Subsidiary (i)  owns or holds any material assets, (ii) has any material  liabilities except any arising pursuant hereto and under its Guaranty, and (ii) conducts any material business operations.

6. AFFIRMATIVE COVENANTS.

Each Obligor covenants and agrees that from the date hereof until the full and final payment and performance of the Obligations and the termination of this Agreement, such Obligor and each Subsidiary:

6.1 Use of Loan Proceeds.  In the case of Borrowers, shall use the proceeds of the Loans and any Letters of Credit only in accordance with the Permitted Purposes and shall furnish Lender all evidence it may require with respect to such uses.

6.2 Maintenance of Business and Properties.  Shall at all times (a) (i) maintain, preserve, and protect all Collateral and the remainder of its material assets and properties used or useful in the conduct of its business, (ii) keep the same in good repair, working order, and condition, and (iii) make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments, and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size and (b) maintain and keep in full force and effect all licenses and permits necessary and material to the proper conduct of its business.

6.3 Insurance.

(a) Maintenance. Shall (i) maintain (A) liability insurance, workers’ compensation insurance, business interruption insurance, D&O insurance, larceny, embezzlement and other criminal misappropriation insurance, and casualty insurance in amounts equal to the greater of (1) such amounts that may be required by law or (2) such amounts that are customary and usual for prudent businesses in its industry, or as otherwise may be required by Lender in its Permitted Discretion from time to time; and (B) any other insurance that may be required by Lender, in its Permitted Discretion,  from time to time, and (ii) insure and keep insured all Collateral and other properties with insurance companies acceptable to Lender, in its Permitted Discretion.   All property, casualty, hazard and other insurance policies covering any Collateral shall be in amounts acceptable to Lender, in its Permitted Discretion, shall name and directly insure Lender pursuant to one or more lender loss payable endorsements acceptable to Lender, in its Permitted Discretion, and shall not be terminable except upon thirty (30) days’ written notice to Lender.  All policies of liability insurance shall be in amounts   in accordance with Borrower’s past practices, as in effect on the Closing Date, and shall name Lender as an additional insured thereunder pursuant to one or more endorsements in form and substance satisfactory to Lender in its Permitted Discretion.   On or before the Closing Date and thereafter on an annual basis (or at such other more frequent intervals as Lender may request from time to time in its Permitted Discretion), Borrower Agent shall furnish Lender copies of all such policies (or summaries thereof, if requested by Lender) and evidence of insurance in the form of an Acord Form 27 with respect to casualty and property insurance and an Acord Form 25 with respect to liability insurance.

(b) Loss. If any Obligor’s Collateral suffers a casualty or is condemned by a Governmental Entity (each, a “Loss”), all Net Proceeds of such Loss shall be paid over to Lender upon such Obligor’s receipt thereof for application to the Obligations, unless Lender otherwise then agrees in writing in its Permitted Discretion. with respect to any Equipment or real property constituting Collateral. If Lender does otherwise agree in writing in respect of Equipment or real property,  Obligors may apply the Net Proceeds of any such casualty or condemnation to the repair, restoration, or replacement of the assets suffering such Loss, so long as (i) such repair, restoration, or replacement is completed within 180 days after the date of such Loss (or such longer period of time agreed to in writing by Lender), (ii) while such repair, restoration, or replacement is underway, all of such Net Proceeds are kept on deposit with Lender in a separate Deposit Account over which Lender has exclusive Control, and (iii) such Loss did not cause an Event of Default.  If an Event of Default occurs and is continuing or such repair, restoration, or replacement is not completed within 180 days of the date of such Loss (or such longer period of time agreed to in writing by Lender), Lender may immediately and without notice to any Person apply all of such Net Proceeds to the Obligations, regardless of any other prior agreement regarding the disposition of such Net Proceeds.

6.4 Certain Notices.  Shall provide Lender prompt but in any case within five (5) Business Days notice of (a) the occurrence of a Default or Event of Default and what action (if any) Obligors are taking to correct the same; (b) any litigation where an Obligor or any Subsidiary is a party defendant involving an amount at issue in excess of Two Hundred Fifty Thousand Dollars ($250,000) or material changes in existing litigation or any judgment against it or its assets in excess of Two Hundred Fifty Thousand Dollars ($250,000);  (c) any damage or loss to property in excess of Five Hundred Thousand Dollars ($500,000); (d) any notice from taxing authorities as to claimed deficiencies or any tax lien or any notice relating to alleged ERISA violations; (e) any ERISA Event, and what action (if any) Obligors are taking with respect thereto, and when known what action has been taken or threatened by any Governmental Entity in regard thereto; (f) any rejection, return, offset, dispute, loss, or other circumstance in an amount equal to or greater than Five Hundred Thousand Dollars ($500,000) or otherwise having a Material Adverse Effect on any Collateral; (g) the cancellation or termination of, or any default under, any Material Agreement which reasonably could be expected to have a Material Adverse Effect; (h) any acceleration of the maturity of any Debt of any Credit Party in excess of Two Hundred Thousand Dollars ($200,000) in principal amount or the occurrence or existence of any event or circumstances which gives the holder of such Debt in excess of Two Hundred Thousand Dollars ($200,000) the right to accelerate the payment of such Debt; and (i) any loss or threatened loss of material licenses or permits which reasonably could be expected to have a Material Adverse Effect.

6.5 Inspections of Books and Records and Field Examinations; Appraisals; Physical Inventories.  Shall permit Lender and its agents to conduct inspections, verifications (of accounts and otherwise), appraisals, and field examinations of the Collateral and such Person’s other property and books and records at such times and with such frequency as Lender may request from time to time, with (a) when no Default or Event of Default is in existence, reasonable notice thereof (barring exigent circumstances) and (b) when any Default or Event of Default is in existence, no notice thereof.  Obligors shall pay the cost of such inspections, verifications and field examinations, including the cost of field examinations, (presently charged at $900 per examiner per day but subject to increase from time to time plus Lender’s and its agents’ actual out-of-pocket expenses), limited, however,  in terms of reimbursement, to two (2) per each period of twelve (12) months following the Closing Date (unless an Event of Defaults then exists, in which case there shall be no such limitation).

6.6 Financial Information.  Shall maintain books and records in accordance with GAAP and Borrower Agent shall furnish to Lender the following periodic financial information:

(a) Periodic Borrowing Base Information.  As soon as available and in any event either within fifteen (15)  days after the end of each Fiscal Month or more frequently if requested by Lender from time to time (unless, in each case,  Lender, in its Permitted Discretion, has agreed in writing to permit a longer time period for delivery),  certification of the Borrowing Base in such form and detail as Lender may request from time to time (a “Borrowing Base Certificate”).  Borrower Agent shall attach the following to each Fiscal Month ended Borrowing Base Certificate, which shall be certified by Borrower Agent’s Senior Officer to be accurate and complete and in compliance with the terms of the Loan Documents:  (i) a report in form and substance satisfactory to Lender in its Permitted Discretion listing (A) all Accounts of Obligors as of the last Business Day of such Fiscal Month, segregated by Obligor, (B) the amount and age of each Account on a “due date” aging basis, (C) if requested by Lender, in its Permitted Discretion, or at all times after an Event of Default exists, the name and mailing address of each Account Debtor, (D) all Accounts which do not constitute Eligible Accounts, and (E) such other information as Lender may request in its Permitted Discretion (each, an “Accounts Receivables Report”); (ii) a report listing (A) all of Obligors’ accounts payable, segregated by Obligor, which unless otherwise requested by Lender, in its Permitted Discretion, may be in summary form unless an Event of Default then exists,  (B) the number of days which have elapsed since the original date of invoice of such accounts payable, (C) if requested by Lender, in its Permitted Discretion, or at all times after an Event of Default exists, the name and address of each Person to whom such accounts payable are owed, and (D) such other detail Lender may request in its Permitted Discretion (each, an “Accounts Payable Report”); and (iii) each other report as Lender may from time to time request in its Permitted Discretion, each prepared with respect to such periods and with respect to such information and reporting as Lender may request in its Permitted Discretion.

(b) Interim Statements.  As soon as available and in any event within thirty (30) days after the end of each Fiscal Month, (i) balance sheets,  income statements and statements of cash flows of the Consolidated Companies for such period (and for the portion of the Fiscal Year ending with such period), together with all supporting schedules, setting forth in comparative form the figures for the same period of the preceding Fiscal Year, which shall be reported on a consolidated and, if requested by Lender, in its Permitted Discretion, consolidating basis for the Consolidated Companies,  and (ii) if requested by Lender, in its Permitted Discretion, a report reconciling (A) each Obligor’s Accounts set forth in the Accounts Receivable Report attached to the month-ended Borrowing Base Certificate to (B) Obligors’ aggregate Accounts set forth  in the financial statements delivered to Lender pursuant hereto (which shall be based upon Obligors’ general ledgers).  The foregoing statements and reports shall be certified by Borrower Agent’s chief financial officer as true and correct and fairly representing in all material respects the financial condition of the Consolidated Companies and, as applicable,  each Obligor and its Subsidiaries and that such statements are prepared in accordance with GAAP, except without footnotes and subject to normal year-end recurring audit adjustments.

(c) Annual Statements.  As soon as available and in any event not later than the earlier of the date that Obligors are required to file their Form 10-K with the SEC for any Fiscal Year but in any event within  one hundred twenty (120) days after the end of each Fiscal Year, a detailed report of the Consolidated Companies,  containing a consolidated and consolidating balance sheet at the end of such period and a consolidated and consolidating income statement and statement of cash flows for such period, setting forth in comparative form the figures for the preceding Fiscal Year, together with all supporting schedules and footnotes, and containing an unqualified audit opinion of independent certified public accountants acceptable to Lender that the financial statements were prepared in accordance with GAAP (which opinion shall not in any case be subject to any “going concern” or similar assumption, qualification or exception or any assumption, qualification or exception as to scope of audit).

(d) Compliance and No Default Certificate.  Together with each report required by subsections (b) and (c), a compliance certificate in the form of Exhibit 6.6(d), attached hereto and made a part hereof, and a certificate of a Senior Officer of Borrower Agent certifying that no Default or Event of Default then exists or, if a Default or Event of Default then exists, the nature and duration thereof and Obligors’ intention with respect thereto.  Each such compliance certificate will be accompanied by a spreadsheet showing Obligors’ calculations of all financial covenants, which must be of such detail as requested by Lender from time to time in its Permitted Discretion.   Borrower Agent shall also cause Obligors’ independent auditor to submit to Lender, together with its audit report, a statement that, in the course of conducting such audit, it discovered no circumstances which it believes would result in a Default or an Event of Default or, if it discovered any such circumstances, the nature and duration thereof.

(e) Auditor’s Management Letters.  Promptly upon receipt thereof, copies of each report submitted to Borrower Agent or Obligors by independent public accountants in connection with any annual, interim, or special audit made by them of  Obligors’ books including, without limitation, each report submitted to Borrower Agent or Obligors concerning its or their accounting practices and systems and any final comment letter submitted by such accountants to management in connection with Obligors’ or the Consolidated Companies’ annual audit.

(f) [Intentionally Omitted].

(g) ERISA Reports. Promptly upon (and in any event not more than five (5) Business Days after), Lender’s request for same, copies of any annual report filed in accordance with or pursuant to ERISA with respect to any Plan together with such other financial or other information relating to any Plan which Lender, from time to time, may reasonably request.

(h) Projections.  As soon as available and in any event within thirty (30) days after the beginning of each Fiscal Year, Projections for such Fiscal Year, prepared on a month-to-month basis.

(i) Customer and Vendor List.  As soon as available following the commencement of each Fiscal Year and in any event within thirty (30) days after Lender’s request, in its Permitted Discretion,  in any event,  but not more than one (1) time within any period of twelve (12) consecutive months occurring after the Closing Date so long as no Event of Default exists, or more frequently if requested by Lender after any Event of Default exists,  Borrower Agent shall provide Lender with a listing of all of the Credit Parties’ customers and vendors and their names and addresses as of the end of the immediately preceding Fiscal Year or as of such other date requested by Lender in its Permitted Discretion.

(j) Collateral Disclosure Certificate. As soon as available following the commencement of each Fiscal Year and in any event within thirty (30) days after Lender’s request, in its Permitted Discretion,  in any event,  but not more than one (1) time within any period of twelve (12) consecutive months occurring after the Closing Date so long as no Event of Default exists, or more frequently if requested by Lender after any Event of Default exists,  Borrower Agent shall, and shall cause each other Person who has executed and delivered a Collateral Disclosure Certificate to, execute and deliver a Collateral Disclosure Certificate with then-current information within  such specified time period.   The proper disclosure of any information in any Collateral Disclosure Certificate shall not, in and of itself, constitute any waiver of any Default or Event of Default which may otherwise exist.

(k) Other Information.  Such other information requested by Lender from time to time in its Permitted Discretion concerning the business, properties, or financial condition of the Credit Parties and their respective Subsidiaries.

6.7 Maintenance of Existence and Rights.  Shall preserve and maintain its legal existence, authorities to transact business, rights and franchises, trade names, patents, trademarks, and permits necessary to the conduct of its business.

6.8 Payment of Taxes, Etc.  Shall pay before delinquent all of its Debts and taxes, except to the extent such taxes are being Properly Contested.

6.9 Subordination.  If any Event of Default has occurred and is continuing, shall at Lender’s request cause all (a) Debts and other obligations now or hereafter owed by any Borrower to any Guarantor or Affiliate (other than trade debt incurred in the ordinary course of business in compliance with Section 7.7) to be Subordinated Debt and (b) all trade debt payable by any Borrower to any Guarantor or Affiliate to be subordinated to the Obligations on terms satisfactory to Lender.

6.10 Compliance; Hazardous Materials. Shall comply in all material respects with all laws, regulations, ordinances, and other legal requirements, including, without limitation, ERISA, all securities laws, and all laws relating to hazardous materials and the environment necessary and material to the continued operation of an Obligor’s business operations.   Unless approved in writing by Lender, neither any Obligor nor any Subsidiary shall engage in the storage, manufacture, disposition, processing, handling, use, or transportation of Regulated Materials, whether or not in compliance with Environmental Laws, except for ordinary and customary amounts of solvents, cleaners and similar materials used in the ordinary course of an Obligor’s or a Subsidiary’s business and in strict compliance with all Environmental Laws.  Borrower Agent shall promptly report to Lender any notices of any violations of such laws or regulations received from any Governmental Entity, along with Obligor’s proposed corrective action as to such violation.

6.11 Further Assurances.  Shall (a) promptly execute and deliver to the Lender, or cause to be executed and delivered to the Lender, all such further documents, agreements, and instruments, and (b) take such further action, in each case in compliance with or for the accomplishment of the covenants and agreements of the Credit Parties’ in this Agreement and the other Loan Documents, all as may be necessary or appropriate in connection herewith or therewith and as may be reasonably requested by Lender.

6.12 [Intentionally Omitted].

6.13 [Intentionally Omitted].

6.14 Covenants Regarding Collateral.

(a) Use. Shall use the Collateral only in the ordinary course of its business and will not permit the Collateral to be used in material violation of any applicable law or policy of insurance;

(b) Defend.  Shall defend the Collateral against all claims and demands of all Persons, except for Permitted Liens;

(c) Third Parties. Shall exercise its best efforts to obtain and deliver to Lender such Third Party Agreements as Lender may request from time to time, including for Third Parties existing on the Closing Date,  Third Party Agreements to be executed and delivered within thirty (3) days after the Closing Date (with it being understood that the failure for whatever reason to obtain any such Third Party Agreements shall not itself be an Event of Default, so long as pursued by Borrowers with due diligence and in Good Faith,  but shall not also in any way limit Lender’s right to institute Reserves);

(d) Delivery Over. Shall promptly deliver to Lender all Items, Instruments, Chattel Paper, Investment Property in the form of certificated securities, and, if requested by Lender, Documents which constitute Collateral, in each case appropriately indorsed to Lender’s order;

(e) Electronic Chattel Paper. Shall not create any Electronic Chattel Paper without concurrently with the creation thereof  granting Lender Control thereof pursuant to such measures as Lender shall request in its Permitted Discretion;

(f) Notices on Intellectual Property.  Shall promptly notify Lender of any patents, trademarks, or copyrights to which an Obligor or a Subsidiary acquires title or rights after the Closing Date necessary and material to its business operations and any license agreements entered into after the Closing Date by an Obligor or any Subsidiary authorizing any Obligor or such Subsidiary to use any third party’s patents, trademarks, or copyrights  necessary and material to its business operations;

(g) Notices on Trade Names. Shall give Lender at least thirty (30) days written notice before using any trade, assumed, or fictitious name not already disclosed in Schedule 5.9 hereto and shall use all trade, assumed, or fictitious names in accordance with all applicable laws;

(h) Commercial Tort Claims. Shall promptly notify Lender of the existence of any Commercial Tort Claims which arise after the Closing Date and shall provide Lender with such information, and otherwise take such action with respect to such Commercial Tort Claims, as is reasonably necessary for Lender to perfect its security interest thereon;

(i) Certificates of Title. Within three (3) Business Days after Lender’s request, shall deliver to Lender the original certificates of title or similar title documents for all of such Person’s owned vehicles and Equipment which are subject to certificate of title or similar statutes (as contemplated in Section 9-311 of the UCC) and take such further actions from time to time as Lender requests for purposes of perfecting Lender’s security interest in and to such vehicles and Equipment;

(j) [Intentionally Omitted].

7. NEGATIVE COVENANTS.

Obligors covenant and agree that from the date hereof and until the full and final payment and performance of all Obligations and the termination of this Agreement, each Obligor and each Subsidiary:

7.1 Debt.  Shall not create or permit to exist any Debt, including any guaranties or other contingent obligations, except the following (“Permitted Debt”):

(a) The Obligations;

(b) Endorsement of Items for collection in the ordinary course of business;

(c) Debts which are payable to suppliers and other trade creditors and were incurred in the ordinary course of business, on ordinary and customary trade terms;

(d) Purchase money Debt incurred to purchase Equipment; provided that the amount of such Debt shall not at any time (i) exceed the purchase price of the Equipment purchased or (ii) exceed in aggregate principal amount at any time outstanding for Obligors and their Subsidiaries, collectively,  Three Million Five Hundred Thousand Dollars ($3,500,000);

(e) Unsecured Subordinated Debt, if any, existing on the Closing Date and disclosed on Schedule 7.1, provided that a currently effective Subordination Agreement in respect thereof has been executed and delivered to Lender (for avoidance of any doubt, no Subordinated Debt is outstanding on the Closing Date);

(f) Other Debt (if any)  listed in Schedule 7.1, attached hereto and made a part hereof, to the extent such Debt exists as of the Closing Date and is not otherwise permitted by this Section 7.1, together with any Debt incurred in any refinancing or renewal thereof (each, a “Refinancing”), so long as the principal amount of such Refinancing is not greater than the existing principal amount of such Debt, the effective, all-in rate of interest rate to such Refinancing (including any applicable margin or spread thereto) is no greater than the effective, all-in rate of interest applicable to such Debt, the principal amount of such Refinancing does not amortize more quickly than the amortization applicable to such Debt, the maturity date of such Refinancing is no sooner than 180 days after the date specified in clause (a) of the definition of “Termination Date,” and the covenants, representations, warranties, and events of default related to such Refinancing are no more rigorous or onerous as to each Credit Party than those then existing in connection with such Debt; or

(g) Debt of any Subsidiary which is a Credit Party to an  Obligor or to another Subsidiary which is also a Credit Party;

(h) Any Debt incurred under any Hedge Agreements entered into by an Obligor or any Subsidiary in the ordinary course of business and not for speculative purposes with Lender or a Lender Affiliate or with a separate counterparty otherwise acceptable to Lender;

(i) Any Debt in respect of surety bonds, performance bonds and similar obligations not in connection with borrowed money in each case provided in the ordinary course of Obligors’ business, not to exceed, in the aggregate, Five Million Dollars ($5,000,000); and

(j) Any Debt to insurers,  not to exceed One Million Dollars ($1,000,000),   in aggregate amount,  incurred for the purpose of financing the payment of insurance premiums.

7.2 Liens.  Shall not create or permit or suffer to exist any Liens on any of its assets or property,  except the following  (“Permitted Liens”):

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments, and charges or levies instituted or levied by any Governmental Entity (but not including any Lien imposed pursuant to ERISA or any Environmental Law) which are not yet due and payable or which are being Properly Contested;

(c) Liens of Third Parties arising by operation of law so long as the obligations secured thereby are not past due or are being Properly Contested;

(d) Liens existing in respect of deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security, and similar laws;

(e) Judgment and other similar non-tax Liens arising in connection with court proceedings, but only to the extent and for so long as (i) the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal; (ii) the validity or amount of the claims secured thereby are being Properly Contested; and (iii) such Liens do not, in the aggregate, materially detract from the value of the assets of the Person whose assets are subject to such Lien or materially impair the use thereof in the operation of such Person’s business;

(f) Liens securing purchase money Debt incurred solely to purchase Equipment, but only to the extent such Liens attach only to the Equipment purchased and secure no more than the purchase price of such Equipment;

(g) Liens in the nature of ownership interests of lessors of real and personal property to an Obligor or any Subsidiary under leases where an Obligor or such Subsidiary are lessees,   provided that the obligations arising under such leases are permitted to be incurred under this Agreement;

(h) Liens in favor of a consignor of Goods consigned to an Obligor (as consignee), but only to the extent such Lien arises on account of Section 9-103(d) of the UCC, subject to its compliance with Section 9-324(b) and (c) of the UCC;

(i) Liens in favor of subcontractors to the extent arising by operation of law so long as the obligations secured thereby are not past due or are being Properly Contested; and

(j) Other Liens (if any) listed in Schedule 7.2, attached hereto and made a part hereof, to the extent such Liens exist as of the Closing Date and are not otherwise permitted by this Section 7.2.

7.3 Restricted Payments; Prepayments; Payments on Subordinated Debt.

(a) Restricted Payments.  Shall not make any Restricted Payment, except that (i) any Subsidiary of an Obligor may pay dividends and make other Restricted Payments to such Obligor or another Subsidiary whose Equity Interests are wholly-owned by such Obligor and which also at such time is an Obligor.

(b) Prepayments. Shall not prepay any Debt (other than trade payables in the ordinary course of business),  except for the Obligations if and to the extent expressly permitted hereunder  or under any Loan Documents issued with respect thereto, and subject to any terms or conditions governing prepayment set forth herein or therein.

(c) Subordinated Debt. Shall not make any payment on Subordinated Debt, except that an Obligor or any Subsidiary may make payments of accrued interest or principal on Subordinated Debt, as and when due in accordance with the terms thereof as in effect on the Closing Date, but only to the extent each such payment is otherwise then expressly permitted to be made under the terms of the Subordination Agreement related thereto. For avoidance of any doubt, no Subordinated Debt is outstanding on the Closing Date.

7.4 Loans and Other Investments.  With respect to any Person, shall not (a) make or permit to exist any cash advances or loans to such Person, (b) guarantee or become contingently liable, directly or indirectly, in connection with any Debts (other than Debts permitted to be incurred under Section 7.1), , liabilities, obligations, leases, Equity Interests, or dividends or distributions of such Person, (c) own, purchase, or make any commitment to purchase any Equity Interests, bonds, notes, debentures, or other securities of, or any interest in such Person, or (d) make any capital contributions to such Person, whether in cash or other property (all of which are sometimes collectively referred to herein as “Investments”), except for (i) Approved Cash Investments, (ii) Investments in Subsidiaries existing on the Closing Date and disclosed in Schedule 7.7;  (iii) additional Investments in a Borrower by any other Borrower, including by way of intercompany loans and cash advances;  (iv) endorsement of negotiable Instruments for collection in the ordinary course of business; (v) advances to employees, officers and directors for business travel and other expenses incurred in the ordinary course of business which do not at any time exceed in the aggregate as to all such Persons, collectively, Five Hundred Thousand Dollars ($500,000); (vi) any Hedge Agreements entered into in the ordinary course of business and not for speculative purposes with Lender (or a Lender Affiliate) or a counterparty reasonably acceptable to Lender; and (vii)  up to Fifty Thousand Dollars ($50,000), in the aggregate, may be loaned or advanced by Obligors to each Inactive Subsidiary in each Fiscal Year prior to any Inactive Subsidiary Dissolution affecting it to fund the maintenance of its corporate existence and franchises.

7.5 Change in Business; Activities Covered by Insurance.

(a) New Business. Shall not enter into any business which is substantially different from the business in which it is engaged on the Closing Date.

(b) Insured Activity. Shall not (i) undertake any business or other activity which is not insured by such the policies of insurance as required by Section 6.3 or (ii) permit or undergo any changes in its business and related activities which could result in the termination, revocation, ineffectiveness, or unenforceability of any of such policies of insurance.

7.6 Accounts.  (a) Shall not sell, assign, or discount any of its Accounts, Chattel Paper, or Instruments other than the discount of Instruments in the ordinary course of business for collection; (b) shall not create or accept any Account, Instrument, Chattel Paper or other obligation of any kind due from or owed by a Sanctioned Person or own any Chattel Paper in the form of a lease where (i) the lessee thereunder is a Sanctioned Person and (ii) such Chattel Paper is Collateral; and (c) shall promptly notify Lender in writing of (i) any discount, set-off, or other deductions not shown on the face of an invoice relating to any Account involving an amount in excess of One Hundred Thousand Dollars ($100,000), (ii) any dispute over an Account involving an amount in excess of One Hundred Thousand Dollars ($100,000);  and (d) any information relating to a material and  adverse change in any Account Debtor’s financial condition or ability to pay its obligations or a change in an Account Debtor’s status as a Sanctioned Person.

7.7 Transactions with Affiliates.  Shall not, whether in the ordinary course of business or otherwise, (a) directly or indirectly purchase, acquire, lease, or license any property from any Affiliate, (b) sell, transfer, lease, or license any property to any Affiliate, unless such Subsidiary is a Borrower, (c) pay any management, consulting, or similar fees to any Affiliate, or (d) otherwise deal with any Affiliate, other than (i) where such Affiliate is a Subsidiary and a Credit Party, (ii) transactions described on Schedule 7.7, attached hereto and made a part hereof, and (iii) transactions on arm’s length terms which are no less favorable to an Obligor or such Subsidiary than would exist if the parties thereto were not Affiliates and for which Lender has received prior written notice.

7.8 No Change in Name, Offices, or Jurisdiction of Organization; Trade Names; Removal of Collateral.  Shall not (a) change its legal name or the jurisdiction in which it is organized, (b) conduct business under any trade name, assumed name, or fictitious name which was not listed in Schedule 5.9 hereto, (c) unless it shall have given sixty (60) days’ advance written notice thereof to Lender, change the location of its chief executive office or other office where books or records are kept, (c) locate its chief executive office or keep its books and records in any jurisdiction other than in a state within the United States of America or the District of Columbia, (c) amend, restate, or modify its articles or certificate of incorporation, organization, formation, or limited partnership in any manner which would be contrary to the terms and conditions of this Agreement or the other Loan Documents or in any manner which could reasonably be expected to have a Material Adverse Effect, or (d) permit any Equipment or other tangible Collateral to be located at any location other than a Permitted Location. Notwithstanding the foregoing, nothing contained herein, in Section 7.12, in Section 7.13 or in any other provision of this Agreement or any other Loan Document  shall restrict or prohibit the right of Borrowers to implement any Inactive Subsidiary Dissolution at any time hereafter upon giving at least five (5) Business Days’ advance written notice to Lender but without the necessity of Lender’s consent thereto or the consent thereto of any Lender Affiliate then party to any Loan Document.

7.9 No Sale, Leaseback.  Shall not enter into any sale-and-leaseback or similar transaction.

7.10 Margin Stock.  Shall not use any proceeds of any Loan other than for Permitted Purposes and, in any event, not to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

7.11 Tangible Collateral.  Shall not (a) allow any Collateral to be commingled with, or become an Accession to or part of, any property of any other Person or (b) allow any Collateral to become a Fixture (other than Fixtures located at real property on which Lender has a first priority security interest and perfected Lien, and only so long as Lender retains such first-priority  security interest in and perfected Lien on such real property and Fixtures).

7.12 Subsidiaries.  Shall not (a) acquire, create  or form any Subsidiary, (b) cause or permit any Subsidiary to dissolve, voluntarily or involuntarily, or (c) permit any Subsidiary to issue any Equity Interests except to an Obligor or the Subsidiary which is then  the owner thereof. Without limitation of the foregoing, if and to the extent any Subsidiary is acquired, created or formed hereafter with the prior written consent of Lender, as a condition to any such consent becoming effective, such Subsidiary must be joined as an Obligor hereunder or, with Lender’s approval,  become a Subsidiary Guarantor, in each case, on terms and conditions acceptable to Lender.

7.13 Liquidation, Mergers, Consolidations, and Dispositions of Assets; Good Standing.  Shall not (a) merge, reorganize, consolidate, or amalgamate with any Person except a merger or consolidation between Subsidiaries or between one or more Subsidiaries and an Obligor where such Obligor is the survivor thereof; (b) liquidate, wind up its affairs or dissolve itself; (c) acquire by purchase, lease, or otherwise any of the assets of any Person, except for the acquisition of Equipment (to the extent not prohibited hereunder) in the ordinary course of business; (d) sell, transfer, lease, or otherwise dispose of any of its assets, except for (1) the  voluntary termination of Hedge Agreements to which an Obligor or such Subsidiary is a party and (2) as set forth in the last sentence of this section in regard to the Steele Note and the Aspen Note; (e) sell or dispose of any Equity Interests in any Subsidiary, whether in a single transaction or in a series of related transactions; (f) change its Federal Employer Identification Number; or (g) fail to remain in good standing and qualified to transact business as a foreign entity in any state or other jurisdiction in which it is required to be qualified to transact business as a foreign entity and in which the failure to do so could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing subsection (d), so long as no Event of Default has occurred which is then continuing, the Borrowers may sell or otherwise dispose of, the Steele Note or the Aspen Note, or both, (which sale or other disposition may include the restructuring of the terms of payment of either such instrument, a forgiveness of a part of the Debt owing thereunder in settlement thereof, or the conversion of all or a part of such instrument to another form of Debt or an equity instrument) to one or more third parties (including the issuers thereof) which are not Affiliates of any Borrower, provided that (1) the Lien and security interest of Lender in such instruments granted hereby shall continue in all Proceeds derived by Borrowers from any such sale or other disposition and (2) Borrowers shall notify Lender promptly after (but in any event within five (5) Business Days after) completing any such sale or other disposition and tender to Lender at such time all such Proceeds therefrom for application to the Obligations, if cash, but otherwise (if taken in the form of other instruments or equity interests) to hold as additional Collateral.

7.14 Change of Fiscal Year or Accounting Methods.  Shall not change its Fiscal Year, Fiscal Quarters or Fiscal Months or its accounting methods from those in effect on the Closing Date.

7.15 Deposit Account; Exclusive Control.  Shall not open or maintain any Deposit Accounts except for (a) Deposit Accounts with Lender; (b) Approved Cash Investments; (c) Deposit Accounts existing on the Closing Date and listed on Schedule 5.15, provided that such Deposit Accounts are terminated as soon as practicable after, but in any case within sixty (60) days after the Closing Date or within such time period Obligors or such Subsidiary shall have complied with clause (d) below in regard thereto; (c) if and to the extent approved in writing by Lender from time to time,  Deposit Accounts which are not with Lender but which are subject to Lender’s Control on terms satisfactory to Lender; (d) such other Deposit Accounts as shall be necessary for payroll, petty cash, local trade payables, and other occasional needs of an Obligor or any Subsidiary in the ordinary course of its business if and to the extent reviewed with and approved by Lender in its Permitted Discretion from time to time; provided that the aggregate balance of any Deposit Accounts which are not subject to Lender’s Control on terms acceptable to Lender pursuant to this clause (d) may not at any time exceed, as to Obligors and such Subsidiaries collectively, Fifty Thousand Dollars ($50,000) without Lender’s prior written consent; and (e) Deposit Accounts located outside the United States of America  with foreign banks used solely for the depositing of monies in respect of the Caspian Contracts.  Each Obligor shall maintain its primary Deposit Account and cash management Deposit Accounts and all Approved Cash Investments with Lender or a Lender Affiliate.   All Deposit Accounts and Approved Cash Investments maintained with Lender or an Affiliate of Lender shall be deemed to be under Lender’s exclusive control.

7.16 Material Agreements.  Shall not alter, amend, restate, supplement, or otherwise modify any Material Agreement without Lender’s prior written consent if such action would contravene any material provision of this Agreement or any Loan Document or, in any event, could reasonably be expected to have a Material Adverse Effect.

7.17 Disqualified Equity Interest. Shall not issue or suffer to exist any Disqualified Equity Interests or be subject to any obligation that requires an Obligor or any Subsidiary to purchase redeem, retire or otherwise acquire for value under any circumstances any Equity Interests issued by an Obligor or such Subsidiary, including any “put” or similar rights

7.18 Negative Pledge. Shall not enter into or suffer to exist any agreement (other than any in favor of Lender) prohibiting or conditioning (i) the creation or incurrence of any Debt, or the guaranty thereof, or the prepayment of any Debt;  (ii) the creation or assumption of any Lien,  (iii) the payment of any dividend or distribution or the making of any other Restricted Payment, (iv) the repayment of intercompany Debt, or any payables; or (v) the amendment, modification, extension or renewal of any agreement evidencing any Funded Debt.

7.19 Trading with Enemy Act.  Shall not engage in any business or activity in violation of the Trading with Enemy Act.

7.20 Inactive Subsidiaries.  Each Inactive Subsidiary shall not, and no Obligor shall cause or permit any Inactive Subsidiary to, (i)  own or hold any material assets, (ii)  incur any liabilities except any arising pursuant hereto and under its Guaranty, or (ii)  conduct any material business operations.

8. FINANCIAL COVENANTS.

8.1 Definitions.  As used in this Agreement:

(a) “EBITDA” means, for any period of determination and without duplication, the sum of (i) consolidated net income of the Consolidated Companies for such period determined in accordance with GAAP applied on a consistent basis (computed without regard to any extraordinary items of gain or loss), plus (ii) to the extent included in the calculation of revenue in computing consolidated net income for such period, the sum of (A) interest expense, (B) income tax expense,  (C) depreciation and amortization expense, plus (iii) all non-cash charges or losses, minus (iv) all non-cash income.

(b) “Fixed Charge Coverage Ratio” means, at any time of determination and for any period, for the Consolidated Companies on a consolidated basis,  (i) the sum of (A) EBITDA for such period, minus (B) all Capital Expenditures made in such period with the proceeds of Revolving Loans or otherwise paid from cash on hand, minus (C) all Restricted Payments made in such period, minus (D) cash taxes paid by the Consolidated Companies in such period (net of any refunds received by the Consolidated Companies in such period), divided by (ii) the sum without duplication of (A) cash interest payments made on Funded Debt in such period, plus (B) the current portion of scheduled principal amortization on Funded Debt coming due in the next twelve (12)  months as of the end of the most recent Fiscal Month in such period plus (C) without duplication, any prepayments  of Funded Debt (whether voluntary or mandatory) or payments of Subordinated Debt  made in such period.

(c) “Funded Debt” means, at any time of determination and without duplication, for the Consolidated Companies on a consolidated basis, (i) Debt for borrowed funds, (ii) Debt evidenced by notes, bonds, debentures, or other instruments (other than checks drawn in the ordinary course of business), (iii) the principal component of all Debt in the form of capital leases; (iv) all Debt that is secured by a Lien, (v) Debt for the deferred payment by one year or more of any purchase money obligation, and (vi) any Debt which constitutes Subordinated Debt.

8.2 Financial Covenants.  Obligors covenant and agree that, from the date hereof and until the full and final payment and performance of all Obligations and the termination of this Agreement, Obligors shall comply, or cause the Consolidated Companies to comply,  with each of the following covenants:

(a) Fixed Charge Coverage Ratio.  As of the end of each Fiscal Month beginning with the Fiscal Month ending on or closest to August  31, 2014, Obligors shall not permit the Fixed Charge Coverage Ratio for the Applicable Fiscal Period (defined below) to be less than  1.10 to 1.00. As used herein, “Applicable Fiscal Period” means (i) for the Fiscal Month ended on or about August  31, 2014, the eleven (11) Fiscal Months then ended, and (ii) for the Fiscal Month ending September 30, 2014, and each Fiscal Month ending thereafter, the twelve (12) Fiscal Months then ending.

(b) Capital Expenditures.  Obligors shall not permit Capital Expenditures during any Fiscal Year, beginning with the Fiscal Year ending on or closest to December 31, 2014  to exceed Three Million Five Hundred Thousand Dollars ($3,500,000). For purposes hereof, the amount of any “lost in hole” revenue of Obligors shall be subtracted from the amounts deemed  paid for Capital Expenditures.

9. DEFAULT.

9.1 Events of Default.  Each of the following shall constitute an Event of Default:

(a) Payment. Any Borrower shall fail to pay when due any principal of or interest on any Note, any fee or other amounts due to Lender hereunder or any other Loan Document, or (except as provided in (b) and (c) below) any other Obligations; or

(b) Covenant Defaults/No Grace. Any Obligor shall default in the observance or performance of any agreement, covenant, or obligation contained in (i) Section 6.1, 6.3,  6.4, 6.5, 6.6 (except as set forth in clause (i) of Section 9.1(c) below)  6.9  or 6.14, or Section 7 or Section 8; or

(c) Covenant Defaults/Grace. Either (i) Any Obligor shall fail to comply with the stated deadline for delivery of any certificates, reports or other data specified in Section 6.6, provided  that such breach shall not be an Event of Default if such delivery is made within five (5) Business Days after the date such report was otherwise due and no other breach of Section 6.6 in regard to deliveries has occurred more three (3) times in the preceding twelve (12) months period; or (ii) any Obligor, any Subsidiary or any Credit Party (other than Lender) shall default in the observance or performance of any other agreement, covenant, or obligation contained in this Agreement or such Loan Document not provided for elsewhere in this Section 9 and the breach of such agreement, covenant, or obligation shall not have been cured to Lender’s satisfaction within thirty (30) days after the sooner to occur of (i) any Senior Officer’s receipt of notice of such breach from Lender or (ii) the date on which such failure or neglect first became known to any Senior Officer; provided, however, that such notice and opportunity to cure shall not apply in the case of any default on an agreement, covenant, or obligation which is not capable of being cured at all or within such 30-day period or which was a willful and knowing breach by an Obligor, documented in writing; or

(d) Misrepresentations. Any representation or warranty made by an Obligor or  any Credit Party in this Agreement or any other Loan Document, or in any certificate or report furnished in connection with this Agreement or any other Loan Document, shall prove to have been untrue or incorrect in any material respect when made; or

(e) Other Defaults to Lender. Any Obligor, any Subsidiary or any Credit Party shall default in any Debt, liability or obligation not otherwise constituting Obligations  and covered in clause (a) to this Section 9.1, which (i) is owed to Lender or any Lender Affiliates and (ii) arose under any agreement other than a Loan Document, but only if such default was not waived in writing by the holder thereof or cured by the Obligor thereunder within any applicable grace or cure period provided for in such agreement; or

(f) Cross-Default. Any Obligor, any Subsidiary or any Credit Party shall fail to make any payment in respect of outstanding Debt (other than the Obligations) having an aggregate outstanding principal amount in excess of Five Hundred Thousand Dollars ($500,000) or more when due or after the expiration of any applicable grace or cure  period, or any event or condition shall occur which results in the acceleration of the maturity of such Debt having an aggregate outstanding principal amount in excess of Five Hundred Thousand Dollars ($500,000) or more (including, without limitation, any required mandatory prepayment or “put” of such Debt to any such Person) or which enables (or, with the giving of notice or passing of time or both, would enable) the holders of such Debt having an aggregate outstanding principal amount in excess of Five Hundred Thousand Dollars ($500,000) or more (or any Person acting on such holders’ behalf) to accelerate the maturity thereof (including, without limitation, any required mandatory prepayment or “put” of such Debt to such Person); or

(g) Voluntary Proceedings.  Any Obligor or any Subsidiary or any Credit Party  shall (i) voluntarily dissolve, liquidate, or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of such Person or of all or of a substantial part of its assets, (ii) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition, or adjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (vii) take any action for the purpose of effecting any of the foregoing; or

(h) Involuntary Proceedings. An involuntary petition or complaint shall be filed against any Obligor or any Subsidiary or any Credit Party seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor, or liquidator of any Obligor or any Subsidiary or any Credit Party, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment, or decree shall be entered by any competent Governmental Entity approving or ordering any of the foregoing actions; or

(i) Judgments. A judgment of more than Five Hundred Thousand Dollars ($500,000) in excess of insurance coverage therefor (as provided by an underwriter acceptable to Lender, where such underwriter has agreed in writing to pay such judgment, and for which the deductible does not exceed an amount approved by Lender in its Permitted Discretion, shall be rendered against any Obligor or any Subsidiary or any Credit Party and shall remain undischarged, undismissed, and unstayed for more than thirty (30)  days or there shall occur any levy upon, or attachment, garnishment, or other seizure of, any portion of the Collateral or other assets of Obligor, any Subsidiary, or any Credit Party in excess of Two Hundred Fifty Thousand Dollars ($250,000) by reason of the issuance of any tax levy, judicial attachment, garnishment, or levy of execution; or

(i) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of any Credit Party or any of its Subsidiaries or any ERISA Affiliate to a Pension Plan, Multiemployer Plan, or PBGC or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; (ii) any Credit Party or any of its Subsidiaries or any ERISA Affiliate shall fail to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; (iii) any Plan or trust created under any Plan of any Credit Party or any of its Subsidiaries or any ERISA Affiliate shall engage in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to any material tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code; or

(j) Guarantor. Any Guarantor or other Credit Party shall repudiate, revoke, or attempt to revoke its obligations under any Guaranty or other Loan Document,  in whole or in part; or

(k) Damage to Collateral. There shall occur any loss, theft, damage, or destruction of any material portion of the Collateral for which there is either no insurance coverage or for which, in Lender’s opinion, in its Permitted Discretion, there is insufficient insurance coverage or could reasonably be expected to have a Material Adverse Effect; or

(l) Disruption. There shall occur any disruption of any Obligor’s or any Subsidiary’s business (whether because of strike, work stoppage, natural event or otherwise) or any change in the condition (financial or otherwise) of any Obligor, any Subsidiary or any Credit Party which, in Lender’s opinion, in its discretion, could reasonably be expected have a Material Adverse Effect; or

(m) Control.  Any Change of Control shall occur; or

(n) Crimes.  Any Credit Party or Senior Officer thereof is criminally indicted or convicted for (i) a felony committed in the conduct of such Credit Party’s business, or (ii) a violation of any state or federal law (including the Controlled Substances Act, the Money Laundering Control Act of 1986 or the Illegal Exportation of War Materials Act) that could lead to the forfeiture of any Collateral; or

(o) Certain Contracts.  Any material default by any Obligor shall occur in the Canrig Contract or any Caspian Contract that results in a Material Adverse Effect.

9.2 Remedies.  During the existence of any Default or Event of Default,  Lender may, without notice to Obligors  and at its option, refuse to make Loans, issue Letters of Credit, or make other extensions of credit to Borrowers or any of them, or to any Obligor.   During the existence of any Event of Default, Lender may at its option, in  addition,  take any or all of the following actions either directly or through one or more agents or sub-agents or otherwise:

(a) Accelerate Payment. Lender may declare any or all Obligations (other than Obligations under any Hedge Agreements between any Obligor and Lender or any Lender Affiliate, all of which shall be due in accordance with and governed by the provisions of said Hedge Agreements) to be immediately due and payable (if not earlier demanded) (provided, that, upon the occurrence of any Event of Default described in Sections 9.1(g) or 9.1(h), all Obligations shall automatically become immediately due and payable without necessity of any such demand or declaration), terminate its obligation to make Loans and other extensions of credit to Borrowers, bring suit against Obligors, any Guarantor or any Credit Party  to collect the Obligations, exercise any remedy available to Lender hereunder or at law, and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law.

(b) Collateral. Without waiving any of its other rights hereunder or under any other Loan Document, Lender shall have all rights and remedies of a secured party under the UCC (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law, or pursuant to contract.  If requested by Lender, Obligors will promptly assemble the Collateral and make it available to Lender at a place designated by Lender.  Obligors agree that any notice by Lender of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the UCC or otherwise, shall constitute reasonable notice to Obligors if the notice is delivered to Borrower Agent in accordance  with Section 10.4 at least five (5) Business Days before the action to be taken.  The proceeds realized from the sale or other disposition of any Collateral shall be applied to the payment of the Obligations in such order and manner as Lender in its discretion shall determine.   Each Credit Party shall be liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Obligations in full.  In connection with the foregoing, and notwithstanding any other terms of this Agreement or any Loan Document which may be to the contrary, Lender agrees not to exercise any right or remedy to sell or otherwise dispose of any Collateral (including particularly but without limitation any trademarks, patents or copyrights) pursuant hereto unless and until an Event of Default has occurred which is then continuing, and as a result thereof payment in full of the Obligations has been accelerated in accordance with the terms of this Agreement.  In connection with the foregoing, and notwithstanding any other terms of this Agreement or any Loan Document which may be to the contrary, Lender agrees not to exercise any right or remedy to sell or otherwise dispose of any Collateral (including particularly but without limitation any trademarks, patents or copyrights) pursuant hereto unless and until an Event of Default has occurred which is then continuing, and as a result thereof payment in full of the Obligations has been accelerated in accordance with the terms of this Agreement.

(c) Collect Accounts. Lender may demand, collect, and sue for all amounts owed pursuant to Accounts, General Intangibles, Chattel Paper, Instruments, or Documents or for proceeds of any Collateral (either in the applicable Obligor’s name or Lender’s name at Lender’s option), with the right to enforce, compromise, settle, or discharge any such amounts.

(d) License. Each Obligor hereby grants Lender a worldwide, non-exclusive, and royalty-free license to use solely during the existence of an Event of Default Obligor’s or any Subsidiary’s trademarks, service marks, and trade names for purposes of invoicing and collecting Accounts and otherwise disposing of or liquidating Collateral in the same manner and to the same extent as such trademarks, service marks, and trade names are used by Obligors in their ordinary course of business for such purposes.

9.3 Receiver.  In addition to any other remedy available to it, Lender shall have the absolute right, during the existence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of each Obligor and its Subsidiaries; and each Obligor hereby consents (for itself and on behalf of any Subsidiaries) to any such appointment and hereby waives any objection that such Obligor (or any such Subsidiary) may have thereto or the right to have a bond or other security posted by Lender in connection therewith.

9.4 Insurance.  Each Obligor (a) authorizes Lender to, during the existence of an Event of Default, collect and apply against the Obligations when due any refund of insurance premiums or any insurance proceeds payable on account of the loss or damage to any Collateral and (b) irrevocably appoints Lender as its attorney-in-fact (which power is coupled with an interest and shall be irrevocable) to endorse any check or draft or take other action necessary to obtain such funds

9.5 Set Off. In addition to and not in limitation of all rights of set off or bankers lien that Lender or any Lender Affiliate may have under applicable law, Lender and each such Lender Affiliate shall have the absolute right, during the existence of any Event of Default, to set off and apply any and all deposits of any type at such time held and any Debt owing by Lender or any such Lender Affiliate to or for the credit of or account of any Obligor against any and all of the Obligations, provided that Lender or such Lender Affiliate gives prompt written notice to Borrower Agent of such set off and application after its occurrence.

10. MISCELLANEOUS.

10.1 No Waiver; Remedies Cumulative.  No failure or delay on the part of Lender to exercise any right under this Agreement, any other Loan Document, or applicable law shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and are in addition to any other remedies provided by applicable law, any Loan Document, or otherwise.

10.2 Survival of Representations.  All representations and warranties made in this Agreement and the other Loan Documents shall survive the making of any extension of credit hereunder and the delivery of any Note and shall continue in full force and effect until the full and final payment and performance of the Obligations and the termination of this Agreement.

10.3 Indemnity By Obligors; Expenses.  In addition to all other Obligations, the obligations and liabilities described in this Section 10.3 shall constitute Obligations and shall be in addition to, and cumulative of, any other indemnification provisions set forth herein or in any other Loan Document.  Each Obligor agrees to defend, protect, indemnify, and hold harmless Lender and the Lender Affiliates and all of their respective officers, directors, employees, attorneys, consultants, and agents from and against any and all losses, damages, liabilities, obligations, penalties, fines, fees, costs, and expenses (including, without limitation, reasonable attorneys’ and paralegals’ fees, costs and expenses, and fees, costs and expenses for investigations and experts) incurred by such indemnitees, whether before or from and after the Closing Date, as a result of or arising from or relating to (a) all legal, accounting, appraisal, consulting, and other fees, costs, and expenses incurred by Lender or any of the Lender Affiliates in connection with their due diligence effort (including, without limitation, the allocable portion of the reasonable fees, costs and expenses of Lender’s internal legal counsel, or, in lieu thereof, a flat charge, which may be expressed as a “documentation fee”) and public records searches, recording fees, examinations, and investigations of the properties of the Credit Parties or any of their Subsidiaries and their respective operations), negotiation, preparation, execution, performance of any of the Loan Documents or of any document executed in connection with the transactions contemplated hereby or thereby, perfection of Lender’s Liens in the Collateral, maintenance of the Loans by Lender, and any and all amendments, modifications, and supplements of any of the Loan Documents, or work-out or restructuring of the Obligations; (b) any suit, investigation, action, or proceeding by any Person (other than an Obligor), whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation, or common law principle, arising from or in connection with Lender’s making extensions of credit or furnishing funds to an Obligor under this Agreement; (c) Lender’s preservation, administration, and enforcement of its rights under the Loan Documents and applicable law, including, without limitation, (i) all fees, costs of collection, attorneys’ fees and expenses (including, without limitation, the allocable portion of fees, costs and expenses of Lender’s internal legal counsel, or, in lieu thereof, a flat charge, which may be expressed as a “documentation fee”) of, or advances by, Lender which Lender pays or incurs (A) in discharge of obligations of any Credit Party, (B) to inspect, repossess, remove, transport, deliver, protect, store, preserve, complete, collect, store, sell or otherwise dispose of any Collateral, or (C) in connection with the appointment and administration of any receiver; (ii) the administration of and actions relating to any Collateral, this Loan Agreement or the other Loan Documents and the transactions contemplated hereby and thereby, including any actions taken to perfect or maintain priority of Lender's Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (iii) subject to Section 6.5, each inspection, audit, field examination, or appraisal with respect to any Obligor, any Guarantor, or any of their Subsidiaries, whether prepared by Lender's personnel or a third party; and (d) the fees and disbursements of counsel for Lender in connection therewith (including, without limitation, the allocable portion of fees, costs and expenses of Lender’s internal legal counsel, or in lieu thereof, a flat charge, which may be expressed as a “documentation fee”),   whether any suit is brought or not and whether incurred at trial or on appeal; (e) any civil penalty or fine assessed by OFAC against Lender or any Lender Affiliate and all costs and expenses (including, without limitation, attorneys’ fees) incurred in connection with defense thereof by Lender or such Lender Affiliate, as a result of Lender’s making extensions of credit hereunder, the acceptance of payments due under the Loan Documents or any Hedge Agreement between any Obligor and Lender or any Lender Affiliates, acceptance of Collateral, or providing of any Bank Product; (f) any matter relating to the financing transactions contemplated by the Loan Documents or by any document executed in connection with the transactions contemplated thereby, other than for such loss, damage, liability, obligation, penalty, fee, cost or expense arising from such indemnitee’s gross negligence or willful misconduct; (g) any liability for payment of any state documentary stamp taxes, intangible taxes, or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery, or recording of any Loan Document or the making of any Loan, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of Lender (or its counsel) or any Obligor, any Guarantor, or any of their Subsidiaries with respect to the applicability of such tax; and (h) any payment made by Lender or any Lender Affiliates with respect to any taxes or other amount payable by any Obligor, any Guarantor, or any of their Subsidiaries required to be paid by the terms of this Agreement or any other Loan Agreement and which may be reasonably necessary to protect or preserve any Collateral or the applicable Credit Party’s or Lender’s interests therein.  Obligors’ obligation for indemnification and reimbursement for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs, and expenses of Lender or any Lender Affiliates shall be part of the Obligations, shall be secured by the Collateral, shall be due and payable by Obligors on demand, and shall be chargeable against Obligors’ loan account in the manner provided in Section 2.4(a) or Section 2.8(b) (provided, however, that Lender shall  have no obligation to charge such amounts in such manner), and shall survive termination of this Agreement.

10.4 Notices.  Any notice or other communication hereunder or under any other Loan Document to any party hereto or thereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, facsimile with receipt confirmed, or registered or certified United States mail with return receipt and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, faxed or, if sent via United States mail, when receipt thereof is signed by the receiver, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

Lender:	Regions Bank 1180 West Peachtree St. NW Suite 1000 Atlanta, GA 30309 Attn: Loan Administration Fax: 404-221-4361

Obligors:	ENGlobal Corporation, as Borrower Agent 654 N. Sam Houston Parkway E. Suite 400 Hoston, TX 77060 Attn: Chief Financial Officer Fax: 281-754-4859

10.5 Governing Law.  This Agreement and the other Loan Documents shall be deemed contracts made under the laws of the Jurisdiction and shall be governed by and construed in accordance with the laws of the Jurisdiction (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction) except insofar as (a) the laws of another jurisdiction may, by reason of mandatory provisions of law, govern the perfection, priority, or enforcement of security interests in the Collateral or (b) the terms of such Loan Document expressly state that the law of a different jurisdiction shall govern.

10.6 Successors and Assigns, No Third Party Beneficiaries, Obligors as Agents.  This Agreement and each other Loan Document shall be binding upon and shall inure to the benefit of Lender and each Credit Party which is a party hereto and thereto, and their respective successors and assigns; provided, however, that neither any Obligor nor any Credit Party may  assign any of its rights hereunder or under any other Loan Document without the prior written consent of Lender, and any such assignment made without such consent will be void in all respects; provided, further, however, that Lender may assign its rights hereunder and under the other Loan Documents in accordance with Section 10.11. Neither this Agreement nor any other Loan Document is intended or shall be construed to confer any rights or benefits upon any Person other than the parties hereto and thereto. In respect of this Agreement and each other Loan Document, each Obligor certifies that it has the right, power and authority to act as agent for its Subsidiaries and bind each of them accordingly hereto and thereto.

10.7 Counterparts; Telecopied Signatures; Seals.  This Agreement and any amendments, waivers and consents relating hereto, together with each of the Loan Documents,  and any amendments, waivers or consents relating thereto, may be executed in any number of counterparts and by different parties hereto or thereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.  Any signature delivered by a party hereto or to any amendment, waiver, or consent relating hereto or to any Loan Document by facsimile transmission or by electronic e-mail in Adobe Corporation’s Portable Document Format (or PDF) shall be deemed to be an “original” signature hereto or thereto.

10.8 No Usury.  Regardless of any other provision of this Agreement, any Note, or in any other Loan Document, if for any reason the effective rate of interest payable hereunder or thereunder should exceed the maximum lawful rate of interest, the effective rate of interest shall be deemed reduced to, and shall be, such maximum lawful rate of interest.  Any amount paid or collected by Lender as interest which would be in excess of the amount permitted by applicable law shall be deemed applied to the reduction of the principal balance of the Obligations and not to the payment of interest, but if such Obligations have been or are thereby paid in full, the excess shall be returned to the Person paying same, such application to the principal balance of the Obligations or the refunding of excess to be a complete settlement and acquittance thereof.

10.9 Powers.  All powers of attorney granted to Lender hereunder or under any other Loan Document are coupled with an interest and are irrevocable whether or not expressly so provided in the granting thereof.

10.10 Approvals; Amendments.  If this Agreement or any other Loan Document calls for Lender’s approval or consent, such approval or consent may be given or withheld in the discretion of Lender unless otherwise specified herein.  This Agreement and the other Loan Documents may not be modified, altered, or amended, except by an agreement in writing signed by each Obligor (or Borrower Agent on behalf of each Obligor or Obligors, collectively)  and Lender and may not be modified in any manner adverse to a counterparty to any secured or guaranteed Hedge Agreement between any Obligor and Lender or any Lender Affiliate without that provider’s prior written consent.

10.11 Participations and Assignments.  Lender shall have the right to enter into one or more participations with other banks or financial institutions with respect to the Obligations at any time or from time to time. Lender shall have the further right to assign to one or more Eligible Assignees all or a portion of its interests, rights, titles and obligations hereunder and under the other Loan Documents.  Upon prior notice to Borrower Agent of any such participation or assignment, Borrower Agent shall thereafter furnish such participant or Eligible Assignee with any information furnished by Borrower Agent  to Lender pursuant to the terms of the Loan Documents.  Nothing in this Agreement or any other Loan Document shall prohibit Lender from pledging or assigning its interests, rights, titles and obligations under this Agreement and under any of the other Loan Documents, including any Collateral, to any Federal Reserve Bank in accordance with applicable law.

10.12 Borrowing Agency Provisions.  So long as there are multiple Obligors, the following terms and conditions shall apply:

(a) Single Business Purpose. Each Obligor acknowledges that it, together with each other Obligor, make up a related organization of various Companies constituting a single economic and business enterprise and sharing a substantial identity of interests such that, without limitation, Obligors render services to or for the benefit of each other, purchase or sell and supply goods to or from or for the benefit of each other, make loans, advances and provide other financial accommodations to or for the benefit of each other (including the payment of creditors and guarantees of Indebtedness), provide administrative, marketing, payroll and management services to or for the benefit of each other; have centralized accounting, common officers and directors; and are in certain circumstances are identified to creditors as a single economic and business enterprise.  Accordingly, and without limitation, any credit or other financial accommodation extended to any one Borrower  pursuant hereto will result in direct and substantial economic benefit to each other Obligor, and each Obligor will likewise benefit from the economies of scale associated with the Obligors, as a group, applying for credit or other financial accommodations pursuant hereto on a collective basis.

(b) Borrower Agent. Each Obligor hereby irrevocably designates Borrower Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Obligor or Obligors, collectively, and hereby authorizes Lender to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Representative.

(c) Indemnity. The handling of this credit facility as a co-borrowing facility with a Borrower Agent in the manner set forth in this Agreement is solely as an accommodation to Obligors and at their request.  Lender shall incur no liability to any Obligor as a result thereof.  To induce Lender to do so and in consideration thereof, each Obligor hereby indemnifies Lender and holds Lender  harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Lender  by any Person arising from or incurred by reason of the handling of the financing arrangements of Obligors as provided herein, reliance by Lender  on any request or instruction from Borrower Agent or any other action taken by Lender with respect to this Section except due to willful misconduct or gross (not mere) negligence by the indemnified party.

(d) Joint and Several. All Obligations shall be joint and several, and each Obligor shall make payment upon the maturity of the Obligations, whether by acceleration or otherwise, and such obligation and liability on the part of each Obligor shall in no way be affected by any extensions, renewals and forbearance granted by Lender to any Obligor, failure of Lender to give any Obligor notice of borrowing or any other notice, any failure of Lender to pursue or preserve its rights against any Obligor, the release by Lender of any Collateral now or thereafter acquired from any Obligor, and such agreement by each Obligor to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Lender to the other Obligors or any Collateral for such Obligor’s Obligations or the lack thereof.

(e) Subrogation Waiver. Each Obligor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Obligor may now or hereafter have against the other Obligors or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Obligors’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

10.13 Waiver of Certain Defenses.  To the fullest extent permitted by applicable law, upon the occurrence of any Event of Default, and during its continuation, neither any  Obligor nor any Subsidiary nor anyone claiming by or under such Obligor or any such Subsidiary will claim or seek to take advantage of any law requiring Lender to attempt to realize upon any Collateral or collateral of any Guarantor, or any appraisement, evaluation, stay, extension, homestead, redemption, or exemption laws now or hereafter in force to prevent or hinder the enforcement of this Agreement or any other Loan Document.   Each Obligor, for itself and  each Subsidiary and all other Persons who may at any time claim through or under such Obligor or any such Subsidiary  hereby expressly waives to the fullest extent permitted by applicable law the benefit of all such laws.  All rights of Lender and all obligations of each Obligor and its Subsidiaries hereunder shall be absolute and unconditional irrespective of (a) any change in the time, manner, or place of payment of, or any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (b) any exchange, release, or non-perfection of any other collateral given as security for the Obligations, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations, or (c) any other circumstance which might otherwise constitute a defense available to, or a discharge of, an Obligor, any Subsidiary or any third party, other than payment and performance in full of the Obligations.

10.14 Additional Provisions.  Time is of the essence of this Agreement and the other Loan Documents.  No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by reason of such party having or being deemed to have structured, drafted or dictated such provision.

10.15 Integration; Final Agreement.  This Agreement and the other Loan Documents, together with all other instruments, agreements, and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.  There are no unwritten oral agreements between the parties.

10.16 LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES.  EACH OF THE PARTIES HERETO, INCLUDING LENDER BY ITS ACCEPTANCE HEREOF, AGREES THAT, IN ANY JUDICIAL, MEDIATION, OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM   THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS, OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO (A “DISPUTE”), IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (a) INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OR (b) PUNITIVE OR EXEMPLARY DAMAGES.  EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE, REGARDLESS OF WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY, OR OTHERWISE.

10.17 WAIVER OF JURY TRIAL.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OBLIGOR  FOR ITSELF AND ON BEHALF OF EACH SUBSIDIARY,  BY ITS EXECUTION HEREOF,  AND LENDER, BY ITS ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO.  THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO ENTER INTO AND ACCEPT THIS AGREEMENT. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS AGREEMENT.

10.18 Submission to Jurisdiction; Venue.

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS IN DALLAS COUNTY, TEXAS  OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF TEXAS AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OBLIGOR  IRREVOCABLY ACCEPTS FOR ITSELF AND EACH SUBSIDIARY AND IN RESPECT OF ITS AND EACH SUBSIDIARY’S PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS, AND AGREES TO BE BOUND BY THE OTHER PROVISIONS SET FORTH IN THIS SECTION 10.18.  EACH OBLIGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SET OUT FOR NOTICES PURSUANT TO SECTION 10.4, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5)  BUSINESS DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR TO OTHERWISE PROCEED AGAINST ANY OBLIGOR OR ANY OTHER CREDIT PARTY IN ANY OTHER JURISDICTION.

(b) EACH OBLIGOR FOR ITSELF AND EACH SUBSIDIARY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT OR SUCH SUBSIDIARY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN SUBSECTION (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES FOR ITSELF AND EACH SUBSIDIARY NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.19 Credit Inquiries.   Each Obligor, for itself and on behalf of each Subsidiary,   hereby authorizes and permits Lender, at its discretion and without any obligation to do so, to respond to credit inquiries from third parties concerning such Obligor or any of its Subsidiaries.

10.20 Information.  Nothing in this Agreement shall prevent Lender from disclosing confidential information provided by any Credit Party from time to time (a) to any Lender Affiliate or any of Lender’s or any Lender Affiliate’s officers, directors, employees, agents, or advisors, (b) to any other Person if reasonably incidental to the administration of the agreements made herein, (c) as required by any law, rule, or regulation, (d) upon the order, request or demand of any Governmental Entity; (e) that is or becomes available to the public or that is or becomes available to Lender other than as a result of a disclosure by Lender prohibited by this Agreement, (f) in connection with any litigation to which Lender or any of Lender  Affiliates may be a party, whether to defend itself, reduce its liability, protect or exercise any of its claims, rights, remedies or interests under or in connection with the Loan Documents or any Hedge Agreements, or otherwise, (g) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Loan Document, and (h) to any actual or proposed participant or assignee.  Each Obligor, for itself and each Subsidiary, hereby authorizes Lender to use such Obligor’s and/or such Subsidiary’s name, trade name, logos and other insignia and the type, amount and purpose of any credit facility  provided hereunder in any “tombstone” or comparable advertising, on its website or in other of Lender’s marketing materials.

10.21 No Tax Advice.  Each Obligor hereby acknowledges and agrees that, with respect to all tax and accounting matters relating to this Agreement, the other Loan Documents, or the transactions contemplated herein and therein, it has not relied on any representations made, consultation provided by, or advice given or rendered by Lender or Lender’s representatives, agents, or employees, and, instead, each Obligor has sought, and relied upon, the advice of its own tax and accounting professionals with respect to all such matters.

10.22 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby and by any Loan Document, each Obligor acknowledges and agrees that (a) (i) the credit facility evidenced by this Agreement and any related arranging or other services by Lender,  any of the Lender Affiliates, or any arranger are arm's-length commercial transactions between such Obligor and such Persons; (ii) each Obligor has consulted its own legal, accounting, regulatory, and tax advisors to the extent Obligor has deemed appropriate; and (iii) each Obligor is capable of evaluating and understanding, and understands and accepts, the terms, risks, and conditions of the transactions contemplated by this Agreement and the other Loan Documents; (b) Lender, any Lender Affiliates, and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent, or fiduciary of, to, or for each Obligor or any Credit Party or any other Person and has no obligation with respect to the transactions contemplated by this Agreement and the other Loan Documents except as expressly set forth herein or therein; and (c) Lender, any Lender Affiliates, and any arranger may be engaged in a broad range of transactions that involve interests that differ from the Credit Parties and their Affiliates and have no obligation to disclose any of such interests to any Credit Party or any such Affiliate.  To the fullest extent permitted by applicable law, each Obligor for itself and on  behalf of each Subsidiary hereby waives and releases any claims that it may have against Lender, any Lender Affiliate, and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Agreement or any other Loan Document.

10.23 WAIVER IN REGARD TO DECEPTIVE TRADE PRACTICES ACT;  NON-APPLICABILITY OF CHAPTER 346.  EACH  OBLIGOR HEREBY WAIVES ANY RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT SECTION 17.41 ET SEQ.  OF THE TEXAS BUSINESS & COMMERCE CODE,  A LAW THAT GIVES  CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. EACH OBLIGOR FURTHER EXPRESSLY REPRESENTS AND WARRANTS THAT IT IS NOT IN A SIGNICANTLY DISPARATE BARAGINING POSITION RELATIVE TO LENDER, AND HAS BEEN REPRESNTED BY LEGAL COUNSEL OF ITS OWN SELECTION IN CONNECTION WITH THE MAKING OF THIS WAIVER AND FOR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OBLIGOR FURTHER AGREES THAT EXCEPT FOR THE OPT-OUT PROVISIONS OF SECTION 346.004 THEREOF, THE PROVISIONS OF CHAPTER 346 OF THE TEXAS FINANCE CODE, AS AMENDNED FROM TIME TO TIME (REGULATING  CERTAIN REVOLVING CREDIT LOANS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

[Signatures on following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed  as of the day and year first above written.

OBLIGORS: ENGLOBAL CORPORATION

By:	/s/Mark Hess

Name:	Mark Hess

Title:	Treasurer and Chief Financial Officer

ENGLOBAL U.S., INC.

By:	/s/Mark Hess

Name:	Mark Hess

Title:	Treasurer and Chief Financial Officer

ENGLOBAL GOVERNMENT SERVICES, INC.

By:	/s/Mark Hess

Name:	Mark Hess

Title:	Treasurer and Chief Financial Officer

GUARANTORS: ENGLOBAL INTERNATIONAL, INC.

By:	/s/Mark Hess

Name:	Mark Hess

Title:	Treasurer and Chief Financial Officer

ENGLOBAL EMERGING MARKETS, INC.

By:	/s/Mark Hess

Name:	Mark Hess

Title:	Treasurer and Chief Financial Officer

LENDER: REGIONS BANK

By:	/s/Gregory Garbuz

Name:	Gregory Garbuz

Title:	Vice President